UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
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HealthMarkets, Inc.

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

April 20, 2011

Dear Fellow Stockholder:

I cordially invite you to attend the 2011 Annual Meeting of Stockholders of HealthMarkets, Inc. The meeting this year will be held at 10:00 a.m., Central Daylight Time, on Monday, May 23, 2011, at the offices of HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas. The attached notice of Annual Meeting and Information Statement describes the items currently anticipated to be acted upon by the stockholders at the Annual Meeting. Please note that the Board of Directors is not soliciting proxies from the holders of the Class A-2 shares in connection with the Annual Meeting.

One of the purposes of the Information Statement is to give you important information regarding HealthMarkets’ Board of Directors and executive management. We urge you to read the Information Statement carefully.

On behalf of the management and directors of HealthMarkets, Inc., I want to thank you for your continued support and confidence in HealthMarkets. We look forward to seeing you at the 2011 Annual Meeting.

Sincerely,

KENNETH J. FASOLA
President and Chief Executive Officer

INFORMATION STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 23, 2011
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION ABOUT THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
NON-QUALIFIED DEFERRED COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2
PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
PROPOSAL 3
PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

HEALTHMARKETS, INC.
9151 BOULEVARD 26
NORTH RICHLAND HILLS, TEXAS 76180

NOTICE OF ANNUAL MEETING

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of HealthMarkets, Inc. to be held on Monday, May 23, 2011 at 10:00 a.m., Central Daylight Time, at the Company’s offices located at 9151 Boulevard 26, North Richland Hills, Texas 76180.

This Information Statement is being delivered in connection with the following matters:

1. To elect nine (9) directors to serve until our next annual stockholders’ meeting;

2. To approve a Certificate of Amendment to the Certificate of Incorporation of HealthMarkets, Inc. that would amend the process by which the directors designated by the Company’s private equity investor groups approve certain specified corporate actions;

3. To ratify the appointment of KPMG LLP to serve as HealthMarkets’ independent registered public accounting firm; and

4. Any other matters that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Members of HealthMarkets’ Board of Directors and stockholders holding approximately 89% of our outstanding Common Stock as of March 31, 2011, have indicated that they intend to vote in favor of electing the proposed slate of directors, approving the Certificate of Amendment to the Certificate of Incorporation of HealthMarkets, Inc., and ratifying the appointment of the Company’s independent registered public accounting firm. Therefore, the proposals will be assured of receiving the required vote and will be approved at the Annual Meeting and will become effective immediately following the Annual Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

Date: April 20, 2011

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT FOR THE 2011 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD MAY 23, 2011

General

This Information Statement is being distributed in connection with the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of HealthMarkets, Inc., a Delaware corporation (“we”, “our”, “us” or other words of similar import), to be held at our offices located at 9151 Boulevard 26, North Richland Hills, Texas on May 23, 2011, at 10:00 a.m., Central Daylight Time.

This Information Statement includes information relating to the proposals to be voted on at the Annual Meeting, the voting process, compensation of directors and our most highly paid officers, and other required information.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. Each person who is receiving this Information Statement also is receiving a copy of our Annual Report on Form 10-K for the year ended December 31, 2010. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about April 20, 2011.

Our Board of Directors has approved, and has recommended that the stockholders approve, the following proposals (collectively, the “Proposals”):

1. The election of the slate of nine (9) directors proposed by our Nominating Committee to serve until the next annual meeting of stockholders and until their respective successors are chosen and qualified;

2. The approval of a Certificate of Amendment to the Certificate of Incorporation of HealthMarkets, Inc. that would amend the process by which the directors designated by the Company’s private equity investor groups approve certain specified corporate actions;

3. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2011; and

4. Such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of Information Statement Materials for the Annual Meeting of Stockholders to be Held on May 23, 2011.

1. This Information Statement and our Annual Report on Form 10-K for the year ended December 31, 2010 is available on the Financial Information page of the Company’s website (http://www.healthmarketsinc.com).

2. The following materials are available on the Financial Information page of the Company’s website (http://www.healthmarketsinc.com):

a. Notice of Annual Meeting

b. Information Statement

c. Annual Report on Form 10-K

3. If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary, at HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas 76180.

4. If you wish to attend the Annual Meeting and need directions, please contact us at (817) 255-5200.

Merger

On April 5, 2006, HealthMarkets, Inc. completed its merger (the “Merger”) providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. The stock ownership of each of these private equity firms is set forth below under the caption “Security Ownership of Certain Beneficial Owners and Management.” As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets common shares (other than shares held by certain members of management and shares held through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

In the transaction, Health-Markets’ public shareholders received aggregate consideration of approximately $1.6 billion, of which approximately $985.0 million was contributed as equity by the private equity investors. The balance of the Merger consideration was financed with the proceeds of a $500.0 million term loan facility extended by a group of banks, the proceeds of $100.0 million of trust preferred securities issued in a private placement, and Company cash on hand in the amount of approximately $42.8 million.

Voting

The Board of Directors has selected the close of business on March 31, 2011 (the “Record Date”) as the time for determining the holders of record of our Class A-1 Common Stock, par value $0.01 per share, and Class A-2 Common Stock, par value $0.01 per share (collectively, “Common Stock”), entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock outstanding on the record date are the only securities that entitle holders to vote at the Annual Meeting or any adjournment or postponement thereof. Each share of Class A-1 Common Stock and Class A-2 Common Stock is entitled to one vote per share on all matters to be presented at the Annual Meeting.

Members of the Board of Directors, members of management and other significant holders of our Class A-1 Common Stock (collectively, the “Consenting Stockholders”) own a total of 28,064,320.6216 shares, or approximately 89% of our total voting power. Because the Consenting Stockholders have indicated that they will vote in favor of all of the Proposals and because such Consenting Stockholders control more than a majority of the voting power, the Proposals are assured of receiving the required vote and being adopted and, thus, we are not soliciting any proxies from holders of the Class A-2 Common Stock.

Stockholders attending the Annual Meeting are welcome to vote at the Annual Meeting and may address any matters that may properly come before the Annual Meeting.

How Many Shares of HealthMarkets Common Stock Were Outstanding as of the Record Date?

As of March 31, 2011, our record date, 32,480,335.6216 shares of our Common Stock were issued and 31,437,713.6216 shares were outstanding, consisting of 28,397,175.6216 shares of Class A-1 Common Stock and 3,040,538.0000 shares of Class A-2 Common Stock. Each share owned entitles the holder to one vote for each share so held. A list of our Stockholders entitled to vote is available at our executive offices at 9151 Boulevard 26, North Richland Hills, Texas 76180. The telephone number of our executive offices is (817) 255-5200.

How Many Shares Are Needed to Constitute a Quorum at the Meeting?

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power are necessary to constitute a quorum at the Annual Meeting. However, the stockholders present at the Annual Meeting may adjourn the Annual Meeting despite the absence of a quorum.

What Vote is Required to Approve the Proposals?

A plurality of the votes cast is required to elect directors. For all of the other Proposals, the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy is required to approve the other Proposals. Abstentions will have the same effect as votes against the Proposals, although abstentions will count toward the presence of a quorum.

Why Isn’t HealthMarkets Required to Solicit Proxies for the Proposals?

As indicated above, the Consenting Stockholders have indicated they will vote in favor of the Proposals, thereby ensuring that such Proposals will be adopted. Therefore, the solicitation of proxies is not necessary and, in order to eliminate the costs and management time involved, our Board of Directors has decided not to solicit proxies.

When Will Each Proposal Become Effective?

The Proposals will be effective immediately following the completion of the Annual Meeting, which is at least 20 days after the mailing of this Information Statement. We are mailing this Statement on or about April 20, 2011 and will hold our Annual Meeting on May 23, 2011.

How Can Stockholders Participate in the Meeting?

Each stockholder of record as of the record date can participate in the Annual Meeting personally or through another person or persons designated to act for such stockholder by proxy.

How Will Our Stockholders Know When the Proposals are Effective?

Those stockholders that attend the Annual Meeting will be notified then of the effectiveness of the Proposals. In addition, we will notify our stockholders of the effective dates of the Proposals described in this Information Statement when we file our Form 10-Q for the quarter ended June 30, 2011, which will be the first Quarterly Report on Form 10-Q following the Annual Meeting.

Who Will Pay for the Costs Associated with this Information Statement?

HealthMarkets will pay all costs associated with distributing this Information Statement, including the costs of printing and mailing.

No additional action is required by you in connection with the Proposals. However, Section 14(c) of the Securities Exchange Act of 1934 requires the mailing to our stockholders of the information set forth in this Information Statement at least twenty (20) days prior to the earliest date on which the corporate action may be taken.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

Nine (9) directors will be elected at the Annual Meeting, each of whom is expected to serve until our next annual meeting of stockholders and until his successor has been duly elected and qualified. All of the nominees are currently directors of the Company, and each nominee has consented to being named as a nominee and to serve, if elected.

In connection with the Merger, we entered into a stockholders agreement with various investment affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking (the “Private Equity Investors”), as well as certain management stockholders. The Stockholders Agreement provides that the Board of Directors of the Company consist of the following:

•	up to four directors (plus the number of Non-Investor Directors) nominated or designated by the investment affiliates of Blackstone and any permitted transferee thereof (collectively, the “Blackstone Investor Group”);

•	up to two directors nominated or designated by the investment affiliates of Goldman Sachs and any permitted transferee thereof (collectively, the “GS Investor Group”);

•	one director nominated or designated by the investment affiliates of DLJ Merchant Banking and any permitted transferee thereof (collectively, the “DLJ Investor Group,” and each of the Blackstone Investor Group, the GS Investor Group and the DLJ Investor Group, a “Private Equity Investor Group”);

•	the Company’s Chief Executive Officer, or such other executive officer as may be selected, which we refer to as the “Management Director,” to be nominated by Private Equity Investors holding a majority of the Class A-1 Common Stock held by Private Equity Investors; and

•	additional directors, which we refer to as the “Additional Directors,” including directors who may be considered independent under various SEC and stock exchange definitions to the extent deemed necessary or advisable.

The allocation of board representation to the Private Equity Investor Groups will be reduced as the ownership interest of Class A-1 Common Stock of such Private Equity Investor Group is reduced. The Blackstone Investor Group will have the ability to designate a majority of the directors for so long as it holds a majority of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger. Each Private Equity Investor Group will lose its right to designate directors entirely when its ownership of shares of Class A-1 Common Stock is less than the greater of (i) five percent of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger and (ii) three percent of the then-outstanding shares of Class A-1 Common Stock.

Generally, each director will have one vote. However, if the Blackstone Investor Group nominates or designates fewer than the maximum number of directors to which it is entitled, then the Blackstone Investor Group’s directors will have aggregate voting power on board matters equal to the maximum number of directors that the Blackstone Investor Group is entitled to nominate or designate divided by the number of directors they have actually nominated or designated.

The Blackstone Investor Group has designated Chinh E. Chu, Jason K. Giordano and David K. McVeigh for nomination as directors. The GS Investor Group has designated Adrian M. Jones for nomination as a director. The DLJ Investor Group has designated R. Neal Pomroy for nomination as a director. Kenneth J. Fasola has been designated as the Management Director. Phillip J. Hildebrand, Mural R. Josephson and Steven J. Shulman have been designated as Additional Directors.

THE BOARD OF DIRECTORS HAS NOMINATED THE FOLLOWING SLATE OF DIRECTORS TO HEALTHMARKETS’ BOARD AND HAS RECOMMENDED APPROVAL OF THEIR ELECTION TO SERVE UNTIL THE NEXT ANNUAL MEETING OF ITS STOCKHOLDERS IN 2012 OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED. IF A NOMINEE IS UNAVAILABLE FOR ELECTION, THE BOARD MAY REDUCE THE NUMBER OF DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING.

			Year First
			Elected
Name	Age	Biographical Information	Director

Phillip J. Hildebrand	58	Mr. Hildebrand has served as a Director of HealthMarkets, Inc. since June 2008 and as Chairman of the Board since April 1, 2011. He served as CEO of HealthMarkets, Inc. from June 2008 to September 2008, as President and CEO from September 2008 to September 2010, and as CEO from September 2010 to April 1, 2011. Mr. Hildebrand is a member of the Executive Committee, Audit Committee and Compliance & Governance Committee of the Board. He also served as a Director, Chairman and Chief Executive Officer of the Company’s insurance subsidiaries from September 2008 to April 1, 2011. He served as a Director and Chief Executive Officer of the Company’s Insphere insurance agency subsidiary from June 2009 until April 1, 2011. Prior to joining the Company, from 1975 to 2008, Mr. Hildebrand held several senior management positions with New York Life Insurance Company before retiring in 2008 as Vice Chairman. Mr. Hildebrand currently serves as a Director of DJO Incorporated and previously served as a Director of New York Life subsidiaries in Hong Kong and Taiwan and of MacKay Shields - an institutional investment manager. Mr. Hildebrand also serves as a director of The American College, a non-profit private educational institution. He is also a past Director of the Million Dollar Round Table Foundation and LIMRA International.	2008

			Year First
			Elected
Name	Age	Biographical Information	Director

Kenneth J. Fasola	51	Mr. Fasola currently serves as a Director and as President and CEO of HealthMarkets, Inc. Mr. Fasola previously served as a Director, President and Chief Operating Officer of HealthMarkets, Inc. from September 2010 and to April 1, 2011. Mr. Fasola is a member of the Executive Committee of the Board. He also serves as a Director, President, CEO and COO of the Company’s insurance subsidiaries and of the Company’s Insphere insurance agency subsidiary. Prior to joining the Company, Mr. Fasola was responsible for overseeing Humana’s individual major medical, specialty and supplemental insurance operations. Throughout his 12 years with Humana, Mr. Fasola held several executive and senior level management positions including Chief Operations Officer of Market Operations, Senior Vice President for the Office of the Chairman, and Senior Vice President of Sales, Marketing and Business Development. While with UnitedHealth Group, Mr. Fasola served as Chief Executive Officer of Secure Horizons, the nation’s largest Medicare Advantage insurer, CEO of UnitedHealth Group’s Central Region, and President of United Healthcare Lines of Business. Mr. Fasola serves on the boards of Pennsylvania State University, Schreyer Honors College and Connextions, Inc., a technology-based business process outsourcing firm.	2010
Chinh E. Chu	44	Mr. Chu has been a director of the Company since April 2006 and served as Chairman of the Board from April 2006 until July 2006, and from February 2009 to April 1, 2011. Mr. Chu is a member of the Executive Committee, Executive Compensation Committee, and Nominating Committee of the Board. Mr. Chu is a Senior Managing Director of The Blackstone Group LP, which he joined in 1990. He currently serves as a director of Alliant Insurance Services, Inc., Bayview Asset Management, LLC, DJO Incorporated, Catalent Pharma Solutions, Inc., SunGard Data Systems, Inc., Graham Packaging Holdings Company, BlueStar, Bank United and AlliedBarton Security Services. Mr. Chu was formerly a director of Celanese Corporation and Financial Guaranty Insurance Company.	2006
Jason K. Giordano	32	Mr. Giordano has been a director of the Company since February 2009 and is a member of the Audit Committee and Investment Committee of the Board. Mr. Giordano joined The Blackstone Group in 2006 and is a Principal in the Corporate Private Equity Group. Prior to joining Blackstone, Mr. Giordano attended Harvard Business School from 2004 to 2006 and worked in the private equity group at Bain Capital from 2002 to 2004. Prior to that, Mr. Giordano worked as an investment banker with Goldman, Sachs & Co. Mr. Giordano also serves as a director of Pinnacle Foods Group and Polymer Group, Inc.	2009

			Year First
			Elected
Name	Age	Biographical Information	Director

Adrian M. Jones	46	Mr. Jones has been a director of the Company since April 2006. Mr. Jones is a member of the Executive Committee, Executive Compensation Committee, Investment Committee and the Nominating Committee of the Board. Mr. Jones has been a Managing Director of Goldman, Sachs & Co. since 2002. Mr. Jones joined Goldman, Sachs & Co.’s Investment Banking Division in 1994 and moved to its Merchant Banking Division in 1998. Before joining Goldman Sachs, Mr. Jones served as a lieutenant in the Irish Army and worked at Bank of Boston. Mr. Jones currently serves as a director of Dollar General, Education Management Corporation, Biomet, Signature Hospital Holdings, Michael Foods and Sagittarius Brands.	2006
Mural R. Josephson	62	Mr. Josephson has been a director of the Company since May 2003 and is a member of the Audit Committee, Executive Compensation Committee and Compliance & Governance Committee of the Board. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), until December 2009, Mr. Josephson served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson was a licensed Certified Public Accountant in Illinois for 30 years, and is a member of the American Institute of Certified Public Accountants. He currently serves as a director of SeaBright Holdings, Inc. (a publicly-traded company providing multi-jurisdictional workers’ compensation insurance) and Argo Group International Holdings, Ltd. (a publicly-traded company providing insurance and reinsurance products globally). He previously served as a director of ALPS Corporation and its wholly-owned subsidiary, Attorneys Liability Protection Society, Inc. (a privately-held insurance company that writes attorney errors and omissions coverage).	2003
David K. McVeigh	43	Mr. McVeigh began serving as a member of the Board in February 2009. He also serves as a member of the Compliance & Governance Committee, Investment Committee and Nominating Committee of the Board. Mr. McVeigh joined The Blackstone Group in 2006 and is an Executive Director in the Corporate Private Equity Group. Before joining Blackstone, Mr. McVeigh was a partner with McKinsey and Company, where he was employed from 1994 to 2006. Mr. McVeigh also serves as a director of Biomet and RGIS.	2009

			Year First
			Elected
Name	Age	Biographical Information	Director

R. Neal Pomroy	50	Mr. Pomroy has served as a director of the Company since April 21, 2010 and is a member of the Executive Committee, Investment Committee and Nominating Committee of the Board. Mr. Pomroy is a Partner and Managing Director and Global Operating Partner of DLJ Merchant Banking Partners, Credit Suisse’s flagship private equity investment business. He joined DLJ Merchant Banking Partners in 2004. Prior to joining DLJ Merchant Banking Partners, Mr. Pomroy was a Managing Director with Mercer Management Consulting, head of the Private Equity and Mergers & Acquisition practice — North America, and where he held several senior management positions including the North American Operating Committee and New York Region Head. From 1983 to 1987, Mr. Pomroy worked in leveraged buyout finance and private equity for Bank of Boston. Mr. Pomroy is a Director of DenMat Corporation, Hard Rock Hotel Holdings, LLC, The Service Companies, Inc., Integro, Ltd. and Peachtree Holdings.	2010
Steven J. Shulman	58	Mr. Shulman began serving as a director of the Company in July 2006. Mr. Shulman is a member of the Executive Compensation Committee and Audit Committee of the Board. He currently is a Senior Advisor of Warburg Pincus, LLC, a private equity firm providing investments in information technology, healthcare, media, communications, energy, financial and business services, and an operating partner at Water Street Healthcare Partners (a middle market private equity firm focused exclusively on healthcare) and Tower 3 Partners (a distressed middle market private equity firm). He previously served as Chairman and CEO of Magellan Health Services, Inc. (Nasdaq:MGLN), a manager of behavioral health and radiology benefits, from 2003 until February 2008. Prior to joining Magellan Health Services, Mr. Shulman founded IHCG, an early-stage healthcare technology venture fund, and served as its Chairman and CEO from 2000 to 2003. Prior to IHCG, he was employed by Prudential Healthcare, Inc. as its Chairman, President and CEO from 1997 to 1999. Mr. Shulman co-founded Value Health, Inc., a NYSE-listed specialty managed healthcare company, and served as a Director and President of its Pharmacy and Disease Management Group from 1987 to 1997. Mr. Shulman also serves as a director of Digital Insurance (a private employee benefit service company), Broadlane (a private healthcare supply chain management company), CareCentrix (a private home healthcare benefits management company), AccessMediquip (a private surgical implant device benefits manager), and HealthPlan Holdings (a healthcare information management company focusing on the individual marketplace).	2006

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation for the 2010 Fiscal Year

The following table shows the compensation paid to our directors for their services during the fiscal year ended December 31, 2010. Directors who are our employees do not receive additional compensation for their services as directors. Accordingly, during 2010, Messrs. Hildebrand and Fasola received no compensation for their services as a director. Messrs. Chu, Giordano, Jones, McVeigh, Pomroy and Rajpal, members of our Board designated by the Private Equity Investors, are not considered to be independent and therefore also do not receive compensation for their services. We provide our independent directors with an annual retainer for Board and Committee membership and have, historically, awarded stock option grants to our independent directors. We did not award stock option grants to our independent directors in 2010. We reimburse all directors for travel and lodging expenses they incur in connection with their attendance at directors’ meetings and meetings of the stockholders of the Company.

Change in
Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards(6)	Compensation	Compensation	Compensation	Total
	($)	($)	($)	($)	Earnings	($)	($)

Phillip J. Hildebrand(1)	—	—	—	—	—	—	—
Kenneth J. Fasola(2)	—	—	—	—	—	—	—
Chinh E. Chu	—	—	—	—	—	—	—
Jason K. Giordano	—	—	—	—	—	—	—
Adrian M. Jones	—	—	—	—	—	—	—
Mural R. Josephson(3)	187,500	—	—	—	—	—	187,500
David K. McVeigh	—	—	—	—	—	—	—
R. Neal Pomroy	—	—	—	—	—	—	—
Steven J. Shulman(4)	137,500	—	—	—	—	—	137,500
Sumit Rajpal(5)	—	—	—	—	—	—	—

(1)	Mr. Hildebrand was appointed Chairman of the Board effective April 1, 2011. Mr. Hildebrand will receive annual retainers in 2011 for the following: Board membership — $100,000; Chairmanship of the Board — $50,000; Executive Committee membership — $25,000; Audit Committee — $25,000; Compliance and Governance Committee — $25,000.

(2)	Mr. Fasola was elected on September 27, 2010.

(3)	Mr. Josephson receives annual retainers for the following: Board membership — $100,000; Chairmanship of the Audit Committee — $50,000; Executive Compensation Committee membership — $25,000; Compliance and Governance Committee — $25,000. Mr. Josephson was appointed to the Compliance and Governance Committee on June 10, 2010.

(4)	Mr. Shulman receives annual retainers for the following: Board membership — $100,000; Executive Compensation Committee membership — $25,000; Audit Committee — $25,000. Mr. Shulman was appointed to the Audit Committee on June 10, 2010.

(5)	Mr. Rajpal did not stand for re-election to the Board for 2011-2012.

(6)	At December 31, 2010, stock option awards for the independent directors were outstanding as follows: Josephson — 4,054; Shulman — 6,757.

Background and Experience of Directors

As discussed above, pursuant to the terms of the Company’s Stockholders Agreement, all directors of the Company other than Mr. Fasola (our Management Director), Mr. Hildebrand (our non-management Chairman) and Messrs. Josephson and Shulman (our independent directors) are nominated or designated by investment affiliates of the Private Equity Investor Groups. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of the Company’s business. In particular, Messrs. Chu, Giordano and McVeigh (designated by the Blackstone Investor Group), Mr. Jones (designated by the GS Investor Group) and Mr. Pomroy (designated by the DLJ Investor Group) have played active roles in overseeing the business of numerous portfolio companies of the Private Equity Investor Groups and have significant financial, investment and strategic business planning experience. Mr. Hildebrand, our Chairman, has extensive management experience in the insurance industry, having served as a director and CEO of HealthMarkets, Inc. from 2008 to 2011 and, prior to that, for many years in senior management roles and as a director for New York Life Insurance Company or its subsidiaries. Mr. Fasola, our President and Chief Executive Officer, has extensive successful experience in the health insurance industry, honing his skills over a 25-year career that includes senior executive roles with two of the nation’s leading health insurance carriers, Humana Inc. and UnitedHealth Group. Our independent directors bring extensive management, financial and/or accounting experience from the insurance and health care industries. Specifically, Mr. Josephson, the Chairman of our Audit Committee, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules, by virtue of his years of experience with a major independent public accounting firm, as well as in various senior management and board positions. Mr. Shulman brings extensive experience as a founder, chairman, chief executive officer and/or director of a number of businesses in the health services and insurance industries.

Board Leadership Structure

Mr. Chu, who is a representative of The Blackstone Group, our majority stockholder, led the Company as Chairman of the Board until April 1, 2011, at which time Mr. Hildebrand was appointed Chairman of the Board. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and the Chief Executive Officer positions is appropriate for our business and delineates the separate roles of management and directors. In his capacity as Chief Executive Officer, Mr. Fasola provides the day-to-day leadership of the Company. As our Chairman, Mr. Hildebrand is the principal representative of the Board of Directors and leads the Board in the performance of its duties, including presiding over all Board meetings he attends.

Role of Board in Risk Oversight

The Company is exposed to a number of risks, including, among others, economic, financial, operational and regulatory risks. The Company’s management is responsible for the day-to-day management of these risks, while the Board as a whole is responsible for the oversight of such risk. The Audit, Executive Compensation, Compliance & Governance and Investment Committees each play an important role in assisting the Board to carry out its oversight responsibilities. The Audit Committee regularly meets with management, members of the Company’s internal audit department and the Company’s independent registered public accounting firm to address any significant financial risk exposure, including disclosure controls and procedures and internal control over financial reporting. The Executive Compensation Committee assists the Board with risk oversight by administering and evaluating the Company’s compensation programs and practices for its highest paid executives, so that these compensation practices meet the Company’s objectives and do not encourage employees to take excessive risks. In addition to the evaluation of compensation for the highest paid executives undertaken by the Executive Compensation Committee, a group of management personnel, including representatives from the finance, human resources, internal audit and legal functions, undertake a more comprehensive analysis of all compensation programs for employees of the Company and evaluate whether such compensation programs (after taking into account potential likelihood and impact) present inherent risk and whether, after taking into account mitigating factors (for example, vesting periods, duration of arrangement and number of participants), these compensation programs present any residual risk. The management group conducted this analysis utilizing an online tool to capture the risk assessments for each compensation program. The group then met to review the assessments provided by the online tool and made any necessary adjustments. After conducting this analysis and discussing the results as a group, the management group determined that, consistent with the Executive Compensation Committee’s approach to compensation for the Company’s highest paid executives, the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was provided to the Executive Compensation Committee and the Committee had the opportunity to review and discuss with members of management.

The Compliance & Governance Committee assists with risk oversight by overseeing the evaluation of the Board and management, as well as the Company’s compliance and regulatory functions, including oversight of the integrity of the Company’s compliance with legal and regulatory requirements and overall compliance program. The Investment Committee coordinates with the Investment/Finance Committee of the Company’s insurance subsidiaries in supervising and implementing investments by the Company and these subsidiaries, to ensure that these investments do not present excessive risk to the Company.

Director Independence

The Board has determined that Messrs. Josephson and Shulman are “independent,” as that term is defined under the listing standards of the New York Stock Exchange. Mr. Fasola is not “independent” due to his affiliation with the Company and Mr. Hildebrand is not “independent” due to his employment with the Company that ended on April 1, 2011. Messrs. Chu, Giordano, Jones, McVeigh, and Pomroy are not “independent” due to their respective affiliations with the Private Equity Investors.

Annual Meeting Attendance

We encourage but do not require our directors to attend the Annual Meeting of Stockholders. One (1) of the Company’s then directors attended the Annual Stockholder Meeting held May 27, 2010.

Stockholder Communication with Our Board

All current members of the Company’s Board are listed under the heading “About HealthMarkets, Inc.” on the Company’s website (http://www.healthmarketsinc.com). Stockholders may communicate directly with the HealthMarkets Board of Directors, including the Chairman of the Audit Committee, the Chairman of the Nominating Committee and/or the non-Management Directors individually or as a group. All communications should be directed to our Corporate Secretary at HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. In addition, we maintain contact information, both telephone and email, on our website under the heading “Contact Us.” The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications, with the exception of spam, business solicitations and advertisements, product inquiries and suggestions, resumes and other forms of job inquiries, surveys, and obvious “junk” and mass mailings.

Board Meetings, Attendance, and Executive Sessions

During the fiscal year ended December 31, 2010, the Board of Directors met thirteen (13) times and took action on other occasions by unanimous written consent of its members. Each member of the Board of Directors who held such position in 2010 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such director served. The Board met in executive session during all regularly scheduled meetings, without management present, and plans to continue that practice going forward.

Board Committees

To assist the Board in the discharge of its responsibilities, the Company has established a standing Audit Committee, Executive Committee, Investment Committee, Compliance & Governance Committee, Nominating Committee, and Executive Compensation Committee. The following chart shows the current composition of the committees.

							Compliance			Executive
Director	Audit		Executive		Investment		& Governance	Nominating		Compensation

Phillip J. Hildebrand	x		x				x
Kenneth J. Fasola			x
Chinh E. Chu			x	*				x	*	x *
Jason K. Giordano	x				x	*
Adrian M. Jones			x		x			x		x
Mural R. Josephson	x	*					x			x
David K. McVeigh					x		x *	x
R. Neal Pomroy			x		x			x
Steven J. Shulman	x									x
Fiscal 2010 Meetings	4		1		4		4	0		7

x	— Committee Member

*	— Committee Chair

The functions and composition of these Board committees are described below:

Audit Committee, Financial Expert

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the processes related to the Company’s risks and control environment, overseeing the integrity of the Company’s financial statements and financial reporting and compliance with legal and regulatory requirements and evaluating the Company’s audit processes. The Audit Committee confers with the Company’s independent registered public accounting firm and internal auditors regarding audit procedures, including proposed scope of examination, audit results and related management letters. The Audit Committee reviews the services performed by the independent registered public accounting firm in connection with determining their independence, reviews the reports of the independent registered public accounting firm and internal auditors, and reviews recommendations about internal controls. The Committee selects and appoints the Company’s independent registered public accounting firm and approves any significant non-audit relationship with the independent registered public accounting firm.

KPMG LLP, the Company’s independent registered public accounting firm, has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

Since joining the Board in May 2003, Mr. Josephson has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Josephson, who is independent of management of the Company, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson was a licensed Certified Public Accountant in Illinois for 30 years, and is a member of the American Institute of Certified Public Accountants. In addition to Mr. Josephson, Mr. Shulman is an “independent” director and serves on the Audit Committee. The other members of the Audit Committee are not “independent.”

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, stockholders and other persons. Employees may report such concerns confidentially and anonymously by utilizing a toll free hot line number (877-778-5463) or by accessing Report-It (http://www.reportit.net), a third party reporting service. All others may direct such concerns in writing to the Board of Directors, Audit Committee and/or the non-Management Directors, c/o our Corporate Secretary, HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Audit Committee’s Report appears elsewhere in this Information Statement.

Executive Committee

The Executive Committee has the authority of the full Board of Directors in the management and affairs of the Company, except that the Committee may not effect certain fundamental corporate actions, including (a) declaring a dividend, (b) amending the Certificate of Incorporation or Bylaws, (c) adopting an agreement of merger or consolidation, or (d) imposing a lien on substantially all of the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters that are not sufficiently important to require action by the full Board of Directors. Although the Committee had only one meeting during the Company’s 2010 fiscal year, the Committee took action on selected occasions by unanimous written consent of its members.

Investment Committee

The Investment Committee coordinates with the Investment/Finance Committees of the Company’s insurance subsidiaries in supervising and implementing the investments of the funds of the Company and its insurance subsidiaries. None of the members of the Investment Committee are “independent.”

Compliance & Governance Committee

The Compliance & Governance Committee was established by the Board of Directors on August 30, 2006. The Committee develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company, oversees the evaluation of the Board and management, and reviews the succession plan of the Chief Executive Officer and other key officer positions. The Committee also oversees and monitors the Company’s compliance and regulatory functions, including the assessment on a periodic basis of the processes related to the Company’s risk and control environment, the oversight of the integrity of the Company’s compliance with legal and regulatory requirements and evaluation of the Company’s overall compliance program. The Committee also makes recommendations concerning the structure, size and membership of the various committees of the Board of Directors.

The Compliance & Governance Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Nominating Committee

The Nominating Committee identifies individuals qualified to become directors and recommends that the Board select the director nominees to be voted on at the next annual meeting of stockholders. None of the members of the Nominating Committee are “independent.”

As a result of the Merger and the terms of the Stockholders’ Agreement that provide for the designation of directors by the Private Equity Investor Groups, the Board of Directors has determined that it is not appropriate to establish specific qualifications for nominees or a formal process for identifying and evaluating such nominees for director, and has not established a specific diversity policy. However, it is the Board and the Nominating Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Board and the Nominating Committee take into account a candidate’s specific background, training, knowledge, experience and other personal attributes, in an effort to provide a diverse mix of capabilities and viewpoints on the Board of Directors.

In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director for 2012 must be made in writing and received by the Corporate Secretary of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 no later than December 22, 2011 (see “Stockholder Proposals for the 2012 Annual Meeting”). The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. At a minimum, candidates for election to the Board must meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Candidates should also have relevant business and financial experience, and must be able to read and understand fundamental financial statements. The Committee has not historically received director candidate recommendations from the Company’s stockholders but will consider all relevant qualifications as well as the needs of the Company in terms of compliance with the Securities and Exchange Commission rules.

The Nominating Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Nominating Committee did not receive any recommendations from stockholders regarding candidates for election to the Board at the 2011 Annual Stockholder Meeting.

Executive Compensation Committee

The Executive Compensation Committee administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. The Committee is authorized to provide assistance to the Company’s directors in fulfilling their responsibility to shareholders to ensure that the Company’s officers, key executives and directors are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Company is also authorized to advise, recommend, and approve compensation policies, strategies, and pay levels necessary to support organizational objectives. The Committee may form and delegate to subcommittees when appropriate.

The Executive Compensation Committee evaluates the CEO’s performance and sets the CEO’s compensation level based on this evaluation. The Committee meets in executive session without the CEO to determine his compensation. The Committee receives recommendations from the CEO as to compensation of other executive officers, and the CEO participates in Committee discussions regarding the compensation of such officers.

The Executive Compensation Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans, evaluates, from time to time, the compensation to be paid to directors for their service on the Board or any committee thereof, and prepares a report on executive compensation as required by the Securities and Exchange Commission to be included in the Information Statement.

A subcommittee of the Executive Compensation Committee (the “Subcommittee”) consisting solely of two (2) outside directors (Mr. Josephson and Mr. Shulman) has been granted the sole authority to approve any compensation matters where such compensation is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Board has determined that Messrs. Chu and Jones are not “independent” as that term is defined under the listing standards of the New York Stock Exchange, due to their respective affiliations with the Private Equity Investors. During 2010, no Executive Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers served as a member of the Executive Compensation Committee or as a director of any company where an executive officer of that company is a member of our Executive Compensation Committee. The members of the Executive Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are described below under the caption “Certain Relationships and Related Party Transactions.”

Family Relationships

There are no family relationships between any of the directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of the directors or executive officers has been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

Code of Ethics

The Company has a Code of Ethics that applies to all of the Company’s employees, including its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and the Board. A copy of this Code is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Company intends to disclose any changes in or waivers from its Code of Ethics by posting such information on its website or by filing a Form 8-K.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Executive Compensation Program

Executive Summary

2010 was a year of transition for the Company and growth in the Company’s Insphere Insurance Solutions, Inc. (“Insphere”) business. We continued our efforts to concentrate on the core aspects of the business that are fundamental to our corporate strategy and long-term focus. We are now generally focused on business opportunities that allow us to maximize the value of our independent agent sales force, with particular focus on the sale of supplemental insurance products underwritten by the Company’s insurance subsidiaries, third-party health insurance products underwritten by non-affiliated insurance companies and association products. In 2010, we substantially increased the size of our sales team, created and launched a new association product, reduced our general and administrative expenses and developed outstanding relationships with third party insurance carrier partners. For a further discussion of our performance in 2010, see “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

In 2010, most of the Company’s significant compensation decisions related to the significant time and energy required to develop and grow Insphere — a wholly owned subsidiary of HealthMarkets, LLC. Insphere serves as an authorized insurance agency in 50 states and the District of Columbia, specializing in the distribution of small business and middle-income market life, health, long-term care and retirement insurance. Insphere maintains marketing agreements for the distribution of health benefits plans with a number of non-affiliated insurance carriers as well as the Company’s own insurance subsidiaries. The non-affiliated carriers include, among others, United Healthcare’s Golden Rule Insurance Company, Humana and Aetna, for which Insphere distributes individual health insurance products. In the fourth quarter of 2010, Insphere entered into a marketing agreement with Humana for the sale of Medicare Advantage, Medicare Advantage with Prescription Drug Coverage, Prescription Drug and Medicare Supplement plans. Insphere also distributes supplemental insurance, life and annuity, long-term care and retirement insurance products for a variety of non-affiliated insurance carriers as well as the Company’s own insurance subsidiaries. These products are sold both on a stand-alone basis and to purchasers of health benefit plans underwritten by non-affiliated insurance companies or the Company’s insurance subsidiaries. In the fourth quarter of 2010, Insphere broadened its supplemental product portfolio to include several return of premium supplemental products, including a cancer product.

Historically, the Company maintained a dedicated agency sales force that distributed products underwritten exclusively by the Company’s own insurance subsidiaries. The development of Insphere as an independent career-agent distribution company, and the sale by Insphere agents of third party products, represents a significant shift in the Company’s corporate strategy. The creation and development of Insphere involved substantial efforts, including identification of appropriate organizational structure and leadership, completion of licensing and contracting requirements, development and maintenance of a technology platform, implementation of marketing arrangements with third party insurance carriers and maintenance of positive relationships with such third parties. Our highest paid executives were rewarded in 2010 for their efforts relating to the ongoing development and implementation of this corporate strategy, including the continued growth of Insphere in a difficult business environment.

2010 was also a transitional year for our management team. The Company hired Kenneth J. Fasola as President and Chief Operating Officer, with the intention of promoting him to Chief Executive Officer in the first half of 2011. Mr. Fasola was appointed Chief Executive Officer effective April 1, 2011. As contemplated by the transition agreement entered into by Mr. Hildebrand at the time the Company hired Mr. Fasola, upon the appointment of Mr. Fasola as Chief Executive Officer, Mr. Hildebrand stepped down as our Chief Executive Officer and was contemporaneously elected Chairman of the Company’s Board of Directors for a one year term. Mr. Fasola replaced Anurag Chandra as the Company’s Chief Operating Officer. Mr. Chandra stepped down as the Company’s Executive Vice President and Chief Operating Officer effective September 27, 2010 and remained employed through October 31, 2010, serving in an advisory capacity during the period between September 27 and October 31, 2010 in order to assist with the transition of his responsibilities to Mr. Fasola. In addition, during 2010 Steven P. Erwin stepped down as the Company’s Chief Financial Officer effective October 1, 2010 and was replaced as Chief Financial Officer by K. Alec Mahmood, who previously served as the Company’s Senior Vice President, Financial Planning & Analysis. Mr. Erwin remained employed by the Company through December 31, 2010 and, during the period between October 1 and December 31, 2010, served in an advisory capacity to ensure a smooth transition of services to Mr. Mahmood. Despite these changes, our management team continues to have significant experience in the insurance business and will continue to develop and implement the corporate strategy, building on our recent successes.

What are the Company’s compensation objectives?

The Company’s compensation objectives are to support the Company’s overall business strategy and goals, attract and retain the best possible executive talent, motivate executive officers to achieve the Company’s performance objectives, and reward individual performance and contributions. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to the targeted incentives we provide.

Who is responsible for evaluating and administering executive compensation?

The Executive Compensation Committee (the “Committee”) administers the Company’s compensation programs and remuneration arrangements for the Company’s Named Executive Officers (as defined below). As discussed in more detail above under the heading “Compensation Committee Interlocks and Insider Participation in

Compensation Decisions,” two of the four members of the Committee are not considered “independent.” A subcommittee of the Committee consisting solely of two (2) outside directors has been granted the sole authority to approve any compensation matters where such compensation is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Who are the Company’s Named Executive Officers?

For 2010, the seven executive officers included in the Summary Compensation Table on page 26, and which are referred to as “Named Executive Officers” throughout this section, were:

•	Phillip J. Hildebrand, Chief Executive Officer*;

•	Steven P. Erwin, Former Executive Vice President and Chief Financial Officer (stepped down effective October 1, 2010);

•	K. Alec Mahmood, Senior Vice President and Chief Financial Officer (effective October 1, 2010);

•	Kenneth J. Fasola, President and Chief Operating Officer*;

•	Jack V. Heller, Senior Vice President and Chief Distribution Officer;

•	B. Curtis Westen, Executive Vice President and General Counsel; and

•	Anurag Chandra, Former Executive Vice President and Chief Operating Officer.

Does the Committee use an outside consultant for advice?

In 2010, the Committee did not retain an outside consultant to review the Company’s compensation plans or help determine executive compensation.

What role do Named Executive Officers play in setting compensation?

Mr. Hildebrand, our Chief Executive Officer through April 1, 2011, recommends bonuses and compensation adjustments for his direct reports including each of the other Named Executive Officers. The Committee then takes these recommendations into consideration in setting compensation for each of the other Named Executive Officers. Mr. Hildebrand does not make any recommendations with respect to his own compensation.

To what extent does the Committee use external data to compare executive compensation?

When making compensation decisions, the Committee does not engage in a formal peer group comparison or “benchmarking” process. However, the members of the Committee have extensive business experience and serve on the boards of directors of other companies including, for Committee members affiliated with the Company’s Private Equity Investors (Messrs. Chu and Jones), other portfolio companies of the Private Equity Investors. Their background and experience provides them with a perspective regarding executive compensation that helps them effectively evaluate the compensation of our Named Executive Officers.

How does the Company set compensation for its Named Executive Officers?

Compensation of the Named Executive Officers for 2010 is generally based on the terms of their employment agreements or related arrangements. The Company has previously entered into employment agreements or similar arrangements with all of the Named Executive Officers. In connection with the previously described transition within our senior management team, Mr. Hildebrand entered into a transition agreement with the Company on September 23, 2010 and Mr. Chandra’s employment with the Company ended on October 31, 2010, which in each case provided the executive with benefits consistent with their respective then current employment agreement. In

*  On March 16, 2011, as contemplated at the time of Mr. Fasola’s hiring, Mr. Fasola was appointed the Company’s Chief Executive Officer, effective April 1, 2011. In connection with the effectiveness of Mr. Fasola’s appointment as Chief Executive Officer, Mr. Hildebrand stepped down as the Company’s Chief Executive Officer and was elected Chairman of the Company’s Board of Directors.

addition, Mr. Westen entered into a new employment agreement with the Company on October 26, 2010, which became effective on January 1, 2011, following the end of the initial term of his prior employment agreement.

As more fully described below, the employment agreements and similar arrangements provide the compensation terms for Named Executive Officers, including in some cases guaranteed annual bonuses and other incentive opportunities.

What are the components of executive compensation?

We use a variety of compensation elements to reach our executive compensation program goals. These include base salary, annual bonus compensation, awards of stock options and restricted stock, long-term incentive plan awards, employee benefit plans, and termination and change of control provisions within employment agreements. We also offer limited perquisites to certain Named Executive Officers. Each component of compensation has been designed to complement the other components and, when considered together, to meet the Company’s overall compensation objectives; however, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Base Salaries

Base salary is the primary fixed portion of executive pay. It compensates executives for performing their day-to-day duties and responsibilities. The base salaries of the Named Executive Officers for 2010 were generally based on the terms of their respective employment agreements, as adjusted for subsequent increases. Base salaries of the Named Executive Officers who are direct reports of the Chief Executive Officer are evaluated annually by the Committee, generally by the end of the first quarter.

In July 2010, Mr. Mahmood’s base salary was increased from $350,000 to $400,000; however, he did not receive a further base salary increase upon being appointed Chief Financial Officer effective October 1, 2010. As a result of the Committee’s authorization of an additional bonus pool for 2009, there were no annual merit increases for Named Executive Officers in 2010. Mr. Westen’s base salary was decreased from $475,000 to $350,000 beginning January 1, 2011 in connection with a decrease in his required time commitment.

Annual Bonus Compensation

The Company has established an annual bonus compensation program for its management. For 2010, while performance goals were not established at the beginning of the performance period, the Committee took a holistic approach in considering the Company’s accomplishments for 2010 in determining the annual bonus compensation for the Company’s Named Executive Officers. The Committee believes this was appropriate due to significant change in strategic direction being implemented. In making its determinations regarding annual bonus compensation, the Committee considers Company performance but does not predetermine the applicable considerations, or quantify the weight given to any specific element, or otherwise follow a formulaic calculation. Rather, the Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria. The annual bonus compensation program is designed to achieve the Company’s objective of linking compensation to annual performance results, attracting, motivating and retaining high-caliber leadership, and aligning the interests of senior executives and stockholders.

The Named Executive Officers had the following bonus opportunities in 2010:

Named Executive Officer	Target Opportunity	Maximum Opportunity

Phillip J. Hildebrand	133.33% of base salary	266.66% of base salary
Steven P. Erwin	100% of base salary	200% of base salary
K. Alec Mahmood	75% of base salary	150% of base salary
Kenneth J. Fasola	Pro-rated guaranteed bonus at target level (100% of base salary) for 2010.
Jack V. Heller	75% of base salary	150% of base salary
B. Curtis Westen	100% of base salary	200% of base salary
Anurag Chandra	100% of base salary	200% of base salary

The bonus opportunities set forth above are generally based on the terms of the employment agreements or a similar arrangement with each Named Executive Officer and are established based on the officer’s position, skills, experience, responsibility, and potential impact on Company performance.

In connection with a retention program implemented by the Company in 2010, a portion of the annual bonus was guaranteed for each of the Named Executive Officers, except Mr. Fasola who received a guaranteed bonus under his employment agreement. The retention program provided that each of Messrs. Hildebrand, Erwin, Westen, Chandra, Heller and Mahmood were guaranteed 66.66% of their target bonus for 2010, provided they remained employed through December 31, 2010 (subject to earlier vesting in the case of a change of control and certain qualifying terminations of employment). While the annual bonus program generally requires that each Named Executive Officer remain employed through the end of the applicable fiscal year, portions of the guaranteed bonus are paid in equal pro rata installments on a quarterly basis (in some cases in advance of the end of the applicable fiscal year), but 75% of the gross amount of any annual bonus payment made prior to the end of the applicable fiscal year is subject to clawback by the Company based on specified termination events. The Company agreed to provide these guarantees as an incentive to retain the executives in light of the changing corporate strategy during the Company’s transitional period. The Company determined that providing the Named Executive Officers with some certainty with respect to annual bonus compensation was essential for maintaining focus during a challenging time for the Company and the industry. The retention program also provided that 50% of target bonus for each Named Executive Officer employed on December 31, 2011 would be guaranteed for 2011 and, with respect to Messrs. Heller and Mahmood, the same guaranteed bonus arrangement will be in place in 2012, subject to their continued employment through December 31, 2012 (unless, with respect to the guaranteed bonuses in 2011 and 2012, the bonuses are earlier vested in the case of a change of control and certain qualifying terminations of employment).

The non-guaranteed portions of each Named Executive Officer’s annual bonus compensation remain subject to annual performance criteria. At its meeting on January 19, 2011, the Committee evaluated the Company’s performance in 2010. In reviewing the Company’s 2010 performance, the Committee recognized management’s success in many key areas, including the first field force year-over-year increase since 2005, the association business exceeding budgeted expectations, significant reductions in general and administrative expenses, growth in agent productivity and cross-selling and significant growth in relationships with third party carriers. Based on the Company’s performance in 2010, the Committee determined that with respect to the non-guaranteed performance portion of the annual bonus, the aggregate bonus pool available would be set at 110% of target, with specific bonuses paid at levels below, at, or above 110% of target based on individual performance evaluations.

In adjusting individual performance, for each of the Named Executive Officers, except for Mr. Hildebrand and Mr. Fasola (whose annual bonus was guaranteed), the Committee was presented with an evaluation of the Named Executive Officers’ individual performance for 2010. For Messrs. Mahmood and Heller, the evaluation by Mr. Hildebrand included a review of competencies required to be an executive officer at the Company, including accountability, communication, drive for results, integrity, judgment and teamwork/collaboration. For Messrs. Erwin and Westen, Mr. Hildebrand presented to the Committee a more holistic view of their individual contributions to the Company and for Mr. Chandra, the Committee considered his situation to be unique because his employment with the company ended on October 31, 2010, so it determined to pay his annual bonus compensation at 100%. Finally, the Committee evaluated Mr. Hildebrand’s individual performance for 2010 and, while the Committee acknowledged that Mr. Hildebrand had an outstanding year, the Committee determined to pay his annual bonus at 110% of target, which was the same level as the executive vice presidents of the Company (other than Mr. Chandra).

As a result, the Named Executive Officers earned the following annual bonuses for 2010:

Named Executive Officer	Guaranteed Bonus	Performance Bonus	Total Bonus

Phillip J. Hildebrand	$1,066,560	$693,440	$1,760,000
Steven P. Erwin	$349,965	$227,535	$577,500
K. Alec Mahmood	$199,980	$131,018	$330,998
Kenneth P. Fasola*	$184,110	$19,594	$203,704
Jack V. Heller	$199,980	$137,284	$337,264
B. Curtis Westen	$316,635	$205,865	$522,500
Anurag Chandra**	$166,650	$248,418	$415,068

*	Pursuant to Mr. Fasola’s employment agreement, the Company withholds 1/2 of his annual bonus payment (after adjustment for taxes) to purchase Company common stock until such time as Mr. Fasola has acquired an additional $375,000 (after his initial investment of $375,000) in Company common stock at the fair market value of Company common stock on the date of that the Company common stock was acquired.

**	Since Mr. Chandra was employed by the Company only through October 31, 2010, his annual bonus compensation was pro-rated based on the portion of 2010 that he was employed by the Company.

Retention Bonuses

Pursuant to employment agreements with Messrs. Hildebrand, Erwin, Chandra and Westen, each executive was eligible to receive a $1.0 million retention payment on December 31, 2010, subject to continued employment through such date (the “Retention Bonuses”), with earlier payments in the event of a change of control or certain qualifying terminations of employment. The Retention Bonuses for these executives were designed to increase the likelihood that the senior management team would remain in place during the development, implementation and initial growth stages of Insphere. All four executives, including Mr. Chandra, whose termination of employment was a qualifying termination under his employment agreement, were paid their respective Retention Bonuses.

In June 2010, Messrs. Heller and Mahmood were granted retention bonus awards of $1.2 million and $1.125 million, respectively. These retention bonus awards vest in three annual installments (25%, 25%, 50%), subject to continued employment through the applicable vesting date (with earlier vesting in the event of a change of control or certain qualifying terminations of employment). The first portion of the retention bonus vests on June 30, 2011 and the next two portions of the retention bonus will vest on June 30, 2012 and June 30, 2013, respectively. While the retention bonus payments are subject to vesting, they will be paid in equal pro rata installments on a quarterly basis (in some cases in advance of vesting), but 75% of the gross amount of any payment made prior to vesting is subject to clawback by the Company based on specified termination events. The Company granted these retention bonus awards, along with the guaranteed portion of annual bonus compensation (described above), in order to further incentivize key employees of the Company to remain motivated and focused during this transitional period.

Sign-On Bonus

Mr. Fasola received a $1.0 million bonus upon commencing his employment with the Company. Pursuant to the terms of his employment agreement, $750,000 of the sign-on bonus was paid in cash and the remaining $250,000, after adjustment for taxes, was paid in shares of the Company’s A-1 common stock. If Mr. Fasola’s employment is terminated for cause or he resigns without good reason during the eighteen-month period following his start date, he will be required to repay a pro-rated portion of his sign-on bonus award in cash. In the event of such a termination of employment during the two-year period following his start date, the portion of Mr. Fasola’s sign-on bonus awarded in shares of the Company’s A-1 common stock will be acquired by the Company at no cost to the Company.

Stock Options and Restricted Share Awards — 2006 Management Stock Option Plan

On May 8, 2006, the Board of Directors adopted the 2006 Management Stock Option Plan (as amended, the “2006 Plan”), in accordance with which options to purchase shares, restricted shares and restricted stock units of HealthMarkets’ Class A-1 Common Stock may be granted from time to time to officers, employees and non-

employee directors of HealthMarkets or any subsidiary. The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. The Committee believes that the Company will be able to enhance the prospects for its business objectives and more closely align the interests of outside directors, officers and key employees with those of the Company’s stockholders by providing those individuals with the opportunity to increase their equity interests in the Company on meaningful terms.

Stock options granted to our Named Executive Officers are intended to provide a long-term incentive opportunity to the executives that also links the interests of the executive with those of the stockholders, as the options provide no value unless the value of the underlying shares increases. The number of stock options granted to a particular executive officer is based on the executive’s position and an evaluation of the executive’s ability to influence the long-term growth and profitability of the Company. The number of options previously granted to, and shares held by, an officer are not considered in determining the number of options granted to the officer. These options are included in the Grants of Plan Based Awards table on page 29 below. The Committee does not time the grant of stock options in consideration of the release of material non-public information.

In March 2010, the Company granted Messrs. Hildebrand and Chandra 43,264 and 13,283 restricted shares of the Company’s A-1 common stock, respectively. Pursuant to the applicable restricted share agreements, the restricted shares granted to Messrs. Hildebrand and Chandra vest in equal 20% installments on each of the first five anniversaries of the grant date, in each case subject to the executive’s continued employment through the applicable vesting date and the Company’s achievement of certain EBITDA goals prior to the first anniversary of the grant date (subject to earlier vesting in the case of certain qualifying terminations). In connection with Mr. Chandra’s separation of employment with the Company, he was entitled to the accelerated vesting of 65,593 restricted shares of the Company’s A-1 common stock upon the termination of his employment. Mr. Hildebrand’s transition agreement (as further described on page 24 below) provides that all of his outstanding equity awards that would have vested between April 1, 2011 (his resignation date) and June 4, 2012, including a portion of those granted in March 2010, will vest, and all of Mr. Hildebrand’s other unvested equity awards will be forfeited as of that date.

In June 2010, in connection with the retention program implemented by the Company, each of Messrs. Heller and Mahmood was granted options to purchase 150,000 shares of the Company’s Class A-1 common stock under the 2006 Plan. The options were granted with an exercise price of $7.00 and vest in equal 20% installments on each of the five anniversaries of the grant date, in each case subject to the executive’s continued employment through the applicable vesting date (subject to earlier vesting in the case of qualifying termination). Messrs. Heller and Mahmood were also granted 150,000 and 100,000 restricted shares of the Company’s A-1 common stock, respectively. The restricted shares vest on the same vesting schedule as the stock options granted to Messrs. Heller and Mahmood.

Pursuant to his employment agreement, Mr. Fasola was granted an option to purchase 375,000 shares of the Company’s Class A-1 common stock and 200,000 restricted shares upon commencing his employment with the Company. The option vests in quarterly installments beginning on the grant date and ending on September 30, 2015, subject to Mr. Fasola’s continued employment through the applicable vesting date (subject to earlier vesting in the case of certain terminations of employment or a change of control). The restricted shares vest based on the same schedule as the option, subject to continued employment through the applicable vesting date (subject to earlier vesting in the case of certain terminations of employment or a change of control) and the Company’s achievement of certain EBITDA goals prior to the first anniversary of the grant date.

Long-Term Incentive Plan Awards

The Company previously granted long term incentive awards (“LTIPs”) pursuant to the terms of the employment agreements (or any predecessor employment agreements) with each of Messrs. Hildebrand, Erwin, Chandra and Westen. The LTIPs are subject to achievement of the specified performance goals and continued employment with the Company through each applicable vesting date, and generally vest in three equal annual installments on each of the first, second and third anniversaries of the executive’s effective date of employment. The LTIP awards are intended to attract and retain key executives and to provide to such persons incentives and rewards for superior performance. The Committee believes that the LTIP awards help align the interests of key executives with those of the Company’s stockholders by providing these executives with an opportunity to earn additional compensation based upon achievement of specific performance goals.

HealthMarkets 401(k) and Savings Plan

The Company maintains for the benefit of its and its subsidiaries’ employees the HealthMarkets 401(k) and Savings Plan (the “Employee Savings Plan”). The Employee Savings Plan enables eligible employees to make pre-tax contributions to the Employee Savings Plan (subject to overall limitations) and to direct the investment of such contributions among several investment options. The Employee Savings Plan, which is made available to all employees, is intended to assist in attracting and retaining employees by providing them with a tax-advantaged means to save a portion of their earnings for retirement purposes.

During 2010, the Company made certain matching contributions to participants’ accounts in cash. All contributions made on behalf of the Named Executive Officers were calculated using the same formula as is used for all other eligible employees. Pursuant to a partial plan termination in 2010, the Executive Compensation Committee approved the full vesting of all Plan Participants terminated during the 2010 plan year with the exception of those Participants terminated “for cause”. The Committee also approved the 100% vesting of all remaining active Participants effective January 1, 2011, including immediate full vesting for all new Plan Participants during 2011 not related to partial termination, returning to the graduated vesting schedule in prescribed increments over a six-year period in 2012 for all new Plan Participants.

Employee Benefit Plans

The Company offers benefit plans such as vacation, medical, prescription drug, vision, dental and term life insurance coverage to the Named Executive Officers on the same basis as offered to all employees. The Company offers these plans to attract, motivate and retain high-caliber employees.

The Company does not maintain a pension plan or non-qualified deferred compensation plan for the Named Executive Officers or its other employees.

Perquisites

Historically, the Company has not provided a broad array of perquisites and personal benefits to its Named Executive Officers. The Company has chosen to offer only a very limited number of perquisites to its executives as an incremental benefit to recognize their position within the Company and as an accommodation to certain executives who maintain a residence in states other than the location of their Company office or who might otherwise incur certain expenses associated with the commencement of their employment. In 2010, the Company provided a monthly car allowance for Messrs. Hildebrand and Erwin, reimbursement of certain relocation and/or housing expenses for Mr. Fasola and Mr. Westen and reimbursement of legal fees incurred in connection with the negotiation of employment agreements or similar arrangements with the Company for Messrs. Hildebrand and Fasola. The Company also maintains a club membership for use by Mr. Hildebrand for business development and entertainment purposes. Such perquisites were provided pursuant to employment agreements or similar arrangements with these executives. The Company furnished these executives with tax gross-ups for income attributable to certain of these payments. The Company believes that these payments enhanced its ability to attract and retain these executives. The Company chose to provide the tax gross-ups to preserve the level of benefits intended to be provided under these arrangements. The value of each of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table on page 26 below.

Other

Prior to his appointment as an officer of the Company in December 2006, Mr. Heller served as an independent agent of the Company’s insurance subsidiaries for approximately 15 years, 11 of which he spent as a “regional sales leader.” Pursuant to his agent contract with the insurance subsidiaries, Mr. Heller is entitled to ongoing commissions for sales production during this period. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 26 below. The Committee did not take Mr. Heller’s commissions income into account when setting his compensation for 2010.

Severance Provisions in Employment Agreements

Under the terms of their current employment agreements or similar arrangements with the Company, the Named Executive Officers are entitled to certain payments in the event of their termination in certain specified circumstances. The level of severance and other severance benefits are set forth on pages 31-35. These levels were determined to be necessary in order to attract and retain our Named Executive Officers and were provided as part of the negotiations with each executive. Each of the Named Executive Officers (other than Mr. Mahmood) has agreed to post-termination non-competition and non-solicitation covenants that remain in effect for a period of one (1) year following termination of the executive’s employment. As a condition of receiving severance benefits, Mr. Mahmood has agreed to execute a release in a form reasonably acceptable to the Company that would include, but not be limited to, a release of claims against the Company, confidentiality, non-disparagement and non-solicitation acknowledgments.

Each of the Named Executive Officers, except Mr. Mahmood and Mr. Chandra (who had a change of control parachute excise tax gross up in his employment agreement prior to his separation of employment with the Company), is entitled to change of control parachute excise tax gross up protection on all payments and benefits due to the executive in connection with a change of control, unless the parachute payments exceed the safe harbor by less than 10 percent in which case all payments will be reduced to the safe harbor. The Company agreed to provide the golden parachute excise tax gross up as a way of mitigating the often arbitrary adverse effects of the tax on the Named Executive Officers and to provide them with comfort that the value intended to be provided to them in connection with a transaction would not be diminished by the tax.

Other provisions addressing a change of control of the Company are contained in various Company plans applicable to the Named Executive Officers as well to other employees. We believe that these change of control arrangements benefit the Company and its stockholders by providing key employees with financial assurances so that they can perform their jobs with minimum distraction in the face of a pending change of control; by encouraging key employees to stay with the Company while a change of control is occurring; and by helping the Company recruit employees who may have similar agreements with other companies.

What tax and accounting rules does the Company take into account in designing its compensation programs?

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the Company’s principal executive officer or to any of the Company’s three other highest-paid executive officers (other than the principal financial officer) unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

Does the company have a policy for recouping performance-based compensation in the event of an earnings restatement?

The Company has no specific policies to adjust or recoup prior performance-based compensation. However, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and any profits realized from the sale of securities of the Company during that twelve month period. In addition, the Company will comply with any statutory recoupment requirements under the Dodd-Frank Act.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on the review and discussions referred to above, the Executive Compensation Committee recommends to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Information Statement on Schedule 14C.

EXECUTIVE COMPENSATION COMMITTEE
Chinh E. Chu (Chairman)
Adrian M. Jones
Mural R. Josephson
Steven J. Shulman

Employment Agreements

The Company is party to agreements with each of the Named Executive Officers.

Transition Agreement with Mr. Hildebrand

In connection with the transition of the senior management team, Mr. Hildebrand entered into a transition agreement with the Company in September 2010. The transition agreement provides that Mr. Hildebrand will continue to serve as the Company’s Chief Executive Officer until the earlier of (i) another employee of the Company being appointed Chief Executive Officer or (ii) June 1, 2011. The transition agreement also provided that Mr. Hildebrand will serve as Chairman of the Board for a one-year term beginning on the date that his term as the Company’s Chief Executive Officer concludes. As discussed above, Mr. Hildebrand’s term as the Company’s Chief Executive Officer concluded on April 1, 2011.

The transition agreement provides that Mr. Hildebrand will remain subject to the terms and conditions of his employment agreement with the Company until he resigns as the Company’s Chief Executive Officer. The severance benefits to be provided to Mr. Hildebrand under the transition agreement following his resignation date are substantially similar to those provided in the employment agreement (and are described on page 31). Pursuant to the terms of his existing employment agreement, Mr. Hildebrand receives an annual base salary of $1,200,000 and is entitled to a target bonus opportunity of 133.33% and a maximum bonus opportunity of 266.66% of his base salary for each year beginning fiscal year 2010. Mr. Hildebrand is also eligible to receive a retention bonus of $1.0 million, subject to the executive’s continued employment with the Company through the earlier of December 31, 2010 or a change of control of the Company.

Under the terms of his employment agreement, Mr. Hildebrand was granted both an initial long-term incentive award and a 2009 long-term incentive award. Mr. Hildebrand’s long-term incentive awards are generally earned based on the achievement of certain performance goals and vest based on continued employment and pay on fixed payment dates in the future; however, the vesting (and sometimes payment) may be accelerated on certain qualifying terminations of employment or a change of control of the Company.

Under the terms of his employment agreement, Mr. Hildebrand was granted an option to purchase 506,650 shares of the Company’s Class A-1 common stock and 506,650 restricted shares of the Company’s Class A-1 common stock. The Company also granted Mr. Hildebrand a special restricted share award in respect of 25,862 shares of the Company’s Class A-1 common stock. The options granted to Mr. Hildebrand vest in quarterly installments, through June 4, 2014, subject to Mr. Hildebrand’s continued employment through the applicable vesting date. Subject to the achievement of certain EBITDA goals by September 8, 2010 (which were achieved), the restricted shares granted to Mr. Hildebrand (other than the special restricted shares) vest on the same schedule as the stock options granted to him and the special restricted shares vest as to one-third of the shares subject to the grant on the date the award becomes effective, and will otherwise be subject to quarterly vesting through June 4, 2012, in each case, subject to Mr. Hildebrand’s continued employment through the applicable vesting date. The transition agreement also provides that Mr. Hildebrand continues to be eligible for a retention bonus of $1.0 million, subject to his continued employment with the Company through the earlier of December 31, 2010 or a change of control of the Company.

Mr. Hildebrand’s transition agreement also provides for the payment of an annual retainer of (i) $100,000 for his service as a member of the Company’s Board, (ii) $50,000 for his service as Chairman of the Board and (iii) $25,000 for each of the committee(s) of the Board that Mr. Hildebrand serves on.

Employment Agreement with Mr. Fasola

The company entered into an employment agreement with Mr. Fasola in September 2010, pursuant to which he is the President and Chief Operating Officer and subsequently the Company’s Chief Executive Officer. The agreement has an initial term of three years and will thereafter automatically renew for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. Mr. Fasola will initially receive an annual base salary of $700,000 and such annual base salary will be no less than $750,000 once he is appointed the Company’s Chief Executive Officer. Mr. Fasola will receive a guaranteed pro-rated annual bonus at target level, or

$184,110, for the Company’s 2010 fiscal year. For each subsequent fiscal year of the Company during the term of the agreement, Mr. Fasola will have a target bonus opportunity of 100% of his then current annual base salary and a maximum bonus opportunity of 200% of his then current annual base salary. The Company will withhold 1/2 of his annual bonus payments (after adjustment for taxes) to purchase Company common stock until such time as Mr. Fasola has acquired an additional $375,000 (after his initial investment of $375,000) in Company common stock at the fair market value of Company common stock on the date of that the Company common stock was acquired.

Under the terms of his employment agreement, Mr. Fasola was granted an option to purchase 375,000 shares of the Company’s Class A-1 common stock, as well as 200,000 restricted shares. The stock option granted to Mr. Fasola will vest in quarterly installments, through September 30, 2015, subject to the executive’s continued employment through the applicable vesting date (subject to earlier vesting in the case of certain qualifying terminations or a change of control) and, subject to achievement of certain EBITDA goals prior to the first anniversary of the grant date, the restricted shares granted to Mr. Fasola will vest on the same schedule as the stock options described above.

Mr. Fasola also received a $1.0 million sign-on bonus, $750,000 of which was paid in cash and the remaining $250,000 after adjustment for taxes was paid in shares of the Company’s A-1 common stock. In the event that Mr. Fasola’s employment is terminated by the Company for cause or he resigns without good reason during the 18-month period following the start date, Mr. Fasola will be required to repay a pro-rated portion of his sign-on bonus awarded in cash. If Mr. Fasola’s employment is terminated by the Company for cause or he resigns without good reason during the two-year period following the start date, the portion of Mr. Fasola’s sign-on bonus awarded in shares of Company common stock will be acquired by the Company at no cost to the Company.

Mr. Fasola’s employment also provides that, during the term of his employment, Mr. Fasola will be eligible to participate in the Company’s equity and any other incentive and deferred compensation plans and programs as well as any employee benefit plans and perquisite programs. In connection with Mr. Fasola’s commencement of employment with the Company, the Company agreed to provide him with relocation benefits pursuant to the Company’s relocation program and up to six months of temporary living expenses in the Dallas/Ft. Worth area.

Employment Agreements with Messrs. Erwin, Westen, Heller and Chandra

Each of the agreements with Messrs. Erwin, Westen and Chandra was effective as of September 8, 2009 and has a term through December 31, 2010 for Messrs. Erwin and Westen and through October 13, 2011 for Mr. Chandra. On October 26, 2010, the Company entered into a new employment agreement with Mr. Westen, effective January 1, 2011, which remains in effect through December 31, 2011. Mr. Heller’s agreement was initially effective as of December 18, 2006 and was amended effective as of September 10, 2009, had an original three-year term from the effective date and now has a year-to-year term. Other than Mr. Westen’s new employment agreement, which remains in effect through December 31, 2011, the agreements automatically renew for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. Mr. Chandra was employed by the Company through October 31, 2010 and he received severance benefits in accordance with the terms of his employment agreement, as further described on page 33.

The employment agreements provide for annual base salaries of $525,000, $475,000 and $400,000 for each of Messrs. Erwin, Westen and Heller, respectively. Each of Messrs. Erwin and Westen’s employment agreements provide for a target bonus opportunity of 100% and a maximum bonus opportunity of 200% of their respective base salaries for each year beginning fiscal year 2010. Mr. Heller’s agreement provides for a target bonus opportunity of 75% of Mr. Heller’s annual base salary.

Each of Messrs. Erwin, Westen and Chandra is eligible to receive a retention bonus of $1.0 million, subject to the executive’s continued employment with the Company through the earlier of December 31, 2010 or a change of control of the Company or certain qualifying terminations of employment. Each of Messrs. Erwin and Westen received his retention bonus in 2010. Mr. Chandra’s retention bonus was paid to him immediately following his separation of employment with the Company.

Under the terms of their prior employment agreements, each of Messrs. Erwin, Westen and Chandra were granted initial long-term incentive awards. Mr. Chandra was also granted an additional long-term incentive awards under the terms of his employment agreement. The long-term incentive awards are generally earned based on the achievement of certain performance goals and vest based on continued employment and pay on fixed payment dates in the future, however, the vesting (and sometimes payment) may be accelerated on certain qualifying terminations of employment or a change of control of the Company.

Under the terms of Mr. Chandra’s employment agreement, Mr. Chandra was granted an option to purchase 303,990 shares of the Company’s Class A-1 common stock and 303,990 restricted shares of the Company’s Class A-1 common stock. The option granted to Mr. Chandra vest in quarterly installments, through June 4, 2014, subject to the executive’s continued employment through the applicable vesting date. Subject to achievement of certain EBITDA goals by September 8, 2010 (which were achieved), the restricted shares granted to Mr. Chandra vest on the same schedule as the stock options granted to him.

Letter Agreement with Mr. Mahmood

Mr. Mahmood entered into a letter agreement with the Company on April 20, 2007 which sets forth his initial base salary, cash bonus and grant of stock options, as well as standard welfare benefits and severance on a termination of employment by the Company without cause or by Mr. Mahmood for good reason. More detail on the severance benefits are set forth on page 32 below.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for services to us and our subsidiaries earned by or awarded or paid to the principal executive officer, any persons who served as principal financial officer in 2010, the three next most highly compensated executive officers of the Company serving as such at December 31, 2010 and a former executive officer who would have been one of the three next most highly compensation executive officers had he continued to serve as such at December 31, 2010:

							Chg in
							Pension
							Value and
						Non-Equity	NQ Dfd	All
				Stock	Option	Incentive Plan	Comp	Other
	Year	Salary	Bonus	Awards	Awards	Compensation	Erngs	Compensation	Total
	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)	($)(13)	($)

Phillip J. Hildebrand(6)	2010	1,200,000	1,760,000	684,004	506,650	1,400,000	—	1,165,468	6,716,122
Chief Executive Officer	2009	1,200,000	2,400,000	10,314,757	2,099,334	3,600,000	—	89,029	19,703,120
	2008	692,308	933,333	1,200,008	8,079,225	—	—	449,336	11,354,210
Steven P. Erwin(7)	2010	525,000	577,500	—	—	1,044,333	—	22,711	2,169,544
Former Executive Vice President	2009	523,942	787,500	—	—	1,243,833	—	57,408	2,612,683
and Chief Financial Officer	2008	155,769	166,667	—	1,728,000	—	—	116,187	2,166,623
K. Alec Mahmood(8)	2010	373,462	330,998	700,000	529,735	140,625	—	16,422	2,091,242
Senior Vice President and	2009	—	—	—	—	—	—	—	—
Chief Financial Officer	2008	—	—	—	—	—	—	—	—
Kenneth J. Fasola(9)	2010	161,538	1,203,704	1,468,000	1,196,250	—	—	19,572	4,049,064
President & Chief	2009	—	—	—	—	—	—	—	—
Operating Officer	2008	—	—	—	—	—	—	—	—
Jack V. Heller(10)	2010	400,000	337,264	1,050,000	547,329	150,000	—	236,170	2,720,763
Senior Vice President and	2009	394,954	—	—	427,390	500,000		334,345	1,656,689
Chief Distribution Officer	2008	343,200	—	—	160,685	300,000		507,429	1,311,314
B. Curtis Westen(11)	2010	475,000	522,500	—	—	1,033,333	—	137,882	2,168,715
Exec Vice President, General	2009	445,769	712,500	—	—	1,180,500	—	74,645	2,413,414
Counsel and Assistant Secretary	2008	—	—	—	—	—	—	—	—
Anurag Chandra(12)	2010	432,692	415,068	210,004	303,990	1,033,333	—	1,743,998	4,139,085
Former Executive Vice President	2009	498,846	750,000	5,888,286	2,422,740	1,190,000	—	30,609	10,780,481
and Chief Operating Officer	2008	—	—	—	—	—	—	—	—

(1)	The salary amounts reflect the salary earned from January 1 through December 31 of the applicable year.

(2)	Bonus includes guaranteed annual incentive bonus amounts or amounts paid where no performance criteria was determined prior to payment.

(3)	The amounts reported in the Stock Awards column represent the grant date fair value of restricted stock granted during the year. Information concerning the assumptions used in the accounting for equity awards is discussed in Note 13 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	The amounts reported in the Option Awards column represent the grant date fair value of stock options granted during the year and the additional fair value upon modification of previously granted awards. Information concerning the assumptions used in the accounting for equity awards is discussed in Note 13 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(5)	For 2010, the Non-Equity Incentive Plan Compensation column includes payments made under retention programs, as described in Retention Bonuses on page 19, and cash-based LTIP awards that vested during the year. For 2010, no performance criteria were determined prior to payment and annual incentive compensation payments are included in the Bonus column. For 2008 and 2009, the column includes non-guaranteed portions of annual incentive bonus amounts. 2009 also includes LTIP awards that vested during the year and Transaction Bonuses, pursuant to the executive’s employment agreement.

(6)	Mr. Hildebrand’s employment began on June 5, 2008 and continued through April 1, 2011.

(7)	Mr. Erwin’s employment began on September 10, 2008 and continued through December 31, 2010.

(8)	Mr. Mahmood was appointed Chief Financial Officer effective October 1, 2010. Prior to his appointment as CFO, he was not an executive officer.

(9)	Mr. Fasola’s employment began on September 27, 2010.

(10)	Mr. Heller’s employment began on December 18, 2006.

(11)	Mr. Westen’s employment began on January 26, 2009.

(12)	Mr. Chandra’s employment began on October 13, 2008 and continued through October 31, 2010. Mr. Chandra was not an executive officer in 2008. All payments due to Mr. Chandra as a result of his separation have been included in the All Other Compensation column in 2010. No amounts have been included in the Summary Compensation Table for accelerated vesting upon termination of 63,454 restricted shares with an intrinsic value of $572,990 and 60,798 stock options with an intrinsic value of $0 as the fair market value at the date of grant was previously included in the table.

(13)	The following table contains a breakdown of the compensation and benefits included under All Other Compensation for 2010:

	Hildebrand ($)	Erwin ($)	Mahmood ($)	Fasola ($)	Heller ($)	Westen ($)	Chandra ($)

Company 401K Contributions	14,667	14,700	14,700	1,615	14,143	14,700	14,143
Company Paid Life Insurance	1,248	811	1,209	—	1,248	1,222	1,248
Tax Gross-ups	181,303	—	—	3,691	—	44,454	—
Car Allowance	12,000	7,200	—	—	—	—	—
Legal Fees	10,575	—	—	6,435	—	—	—
Club Dues	16,652	—	—	—	—	—	—
Accrued Severance	—	—	—	—	—	—	1,052,592
Dividends on Unvested Shares	929,023	—	—	—	—	—	676,015
Housing /Travel Allowance	—	—	—	—	—	77,506	—
Other Miscellaneous Payments	—	—	513	7,831	1,948	—	—
Commissions	—	—	—	—	218,831	—	—

Total Other Compensation	1,165,468	22,711	16,422	19,572	236,170	137,882	1,743,998

NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes earned non-qualified deferred compensation for the Named Executive Officers during 2010.

	Executive	HealthMarkets	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	2010 ($)	2010 ($)(1)	2010 ($)	Distributions ($)	12/31/2010 ($)

Phillip J. Hildebrand(2)	—	400,000	—	—	400,000
Steven P. Erwin(3)	—	44,333	—	—	88,667
K. Alec Mahmood	—	—	—	—	—
Kenneth J. Fasola	—	—	—	—	—
Jack V. Heller	—	—	—	—	—
B. Curtis Westen(4)	—	33,333	—	—	33,333
Anurag Chandra(5)	—	33,333	—	—	33,333

(1)	Amounts reported are included in the Named Executive Officer’s Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Amount represents one-third of the $1,200,000 cash LTIP award granted to Mr. Hildebrand in 2009. The remaining $800,000 vested at the time Mr. Hildebrand employment with the Company ended on April 1, 2011. All deferred amounts will be payable to Mr. Hildebrand on the earlier of June 4, 2012 or a change of control.

(3)	Amount represents one-third of the $133,000 cash LTIP award granted to Mr. Erwin in 2008. The remaining $44,333 was forfeited when Mr. Erwin’s employment with the Company ended on December 31, 2010. All deferred amounts will be payable to Mr. Erwin on the earlier of September 30, 2010 or a change of control.

(4)	Amount represents one-third of the $100,000 cash LTIP award granted to Mr. Westen in January 2009. The remaining award will vest and become non-forfeitable upon the earlier of termination or December 31, 2011. All deferred amounts will be payable to Mr. Westen on the earlier of January 26, 2012 or a change of control.

(5)	Amount represents one-third of the $100,000 cash LTIP award granted to Mr. Chandra in October 2009. The remaining $66,667 was forfeited when Mr. Chandra’s employment with the Company ended on October 31, 2010. The entire deferred amount will be payable to Mr. Chandra on the earlier of October 13, 2012 or a change of control.

Grants of Plan-Based Awards During Fiscal Year 2010

The following table sets forth information concerning each award granted to the Named Executive Officers in 2010:

														Grant
														Date
														Fair
					Estimated Future			Estimated Future					Exercise	Value
					Payouts Under			Payouts Under			All	All	Or Base	of
					Non-Equity Incentive			Equity Incentive			Other	Other	Price of	Stock
				Board	Plan Awards			Plan Awards			Stock	Option	Option	and Option
			Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Awards	Awards	Awards
Name			Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Hildebrand	(1	)(2)	09/10/2010	09/02/2010	1,066,560	1,600,000	3,200,000
	(1	)(3)	09/10/2010	09/02/2010	800,000	1,600,000	3,200,000
	(5)		03/29/2010	03/29/2010					43,264	43,264				684,004
Erwin	(1	)(2)	09/10/2010	09/02/2010	349,965	525,000	1,050,000
	(1	)(3)	09/10/2010	09/02/2010	262,500	525,000	1,050,000
Mahmood	(4)		02/12/2010	02/12/2010					708	708			36.28	2,563
	(4)		02/12/2010	02/12/2010					2,916	2,916			15.06	23,328
	(5)		06/29/2010	06/29/2010							100,000			700,000
	(6)		06/29/2010	06/29/2010								150,000	7.00	477,706
	(7	)(8)	06/30/2010	06/29/2010	199,980	300,000	600,000
	(7	)(9)	06/30/2010	06/29/2010	150,000	300,000	600,000
	(7	)(10)	06/30/2010	06/29/2010	150,000	300,000	600,000
	(7	)(11)	06/30/2010	06/29/2010	1,125,000	1,125,000	1,125,000
Fasola	(5)		09/27/2010	09/24/2010					200,000	200,000				1,468,000
	(6)		09/27/2010	09/24/2010								375,000	7.34	1,196,250
Heller	(4)		02/12/2010	02/12/2010					1,700	1,700			35.55	6,222
	(4)		02/12/2010	02/12/2010					1,667	1,667			20.06	11,152
	(4)		02/12/2010	02/12/2010					4,166	4,166			15.06	33,328
	(5)		06/29/2010	06/29/2010							150,000			1,050,000
	(6)		06/29/2010	06/29/2010								150,000	7.00	444,709
	(7	)(8)	06/30/2010	06/29/2010	199,980	300,000	600,000
	(7	)(9)	06/30/2010	06/29/2010	150,000	300,000	600,000
	(7	)(10)	06/30/2010	06/29/2010	150,000	300,000	600,000
	(7	)(11)	06/30/2010	06/29/2010	1,200,000	1,200,000	1,200,000
Westen	(1	)(2)	09/10/2010	09/02/2010	316,635	475,000	950,000
	(1	)(3)	09/10/2010	09/02/2010	237,500	475,000	950,000
Chandra	(1	)(2)	09/10/2010	09/02/2010	333,300	500,000	1,000,000
	(1	)(3)	09/10/2010	09/02/2010	250,000	500,000	1,000,000
	(5)		03/29/2010	03/29/2010					13,283	13,283				210,004

(1)	On September 2, 2010, the Company’s retention program was modified to permit certain additional officers to receive 66.66% of their target bonus compensation for 2010 as a guaranteed bonus and 50% of their target bonus compensation for 2011 as a guaranteed bonus. Amounts paid under this program are included in the Bonus column in the Summary Compensation Table. While subject to vesting, the guaranteed portion of annual bonus is payable prior to vesting, subject to a clawback of 75% of the gross amount of any payment made prior to vesting based on specified termination events.

(2)	Represents annual incentive bonus compensation for 2010 based on current annual salary and targets. The Threshold amount represents the guaranteed portion of 2010 target bonus under the retention program. Bonus payments made under the program are included in the Bonus Column in the Summary Compensation Table.

(3)	Represents annual incentive bonus compensation for 2011 based on current annual salary and targets. The Threshold amount represents the guaranteed portion of 2011 target bonus under the retention program.

(4)	The stock options were granted with an exercise price equal to fair market value of the Company’s stock on the date first awarded by the Board. The stock options were cancelled and replaced with those granted on June 29, 2010.

(5)	The restricted stock awards granted under the 2006 Plan on March 29, 2010 and June 29, 2010 vest in 20% increments on each of the first five anniversaries of the grant date. Mr. Fasola’s awards vest in twenty equal quarterly installments subject to the Company’s achievement of certain EBITDA goals prior to the first anniversary of the grant date (which were determined achieved in March 2011).

(6)	The stock options granted under the 2006 Plan on June 29, 2010 replaced all of the executive’s previously granted stock options. The incremental increase in value as determined under FASB ASC 718 has been included as the Grant Date Fair Value for the options award. Mr. Fasola’s options vest in twenty equal quarterly installments

(7)	Under the Company’s retention program, the executive receives a guaranteed percentage of their target bonus for a period of three years and a cash retention compensation payment earned over a three year period. Bonuses are guaranteed at 66.66% of target for 2010 and 50% of target for each of 2011 and 2012. The cash retention compensation vests in three annual installments — 25% on June 30, 2011, 25% on and June 30, 2012 and 50% on June 30, 2013. While subject to vesting, the guaranteed portion of annual bonus and cash retention compensation payments are payable prior to vesting, subject to a clawback of 75% of the gross amount of any payment made prior to vesting based on specified termination events.

(8)	Represents annual incentive bonus compensation for 2010 based on current annual salary and targets. The Threshold amount represents the guaranteed portion of 2010 target bonus under the retention program. Bonus payments made under the program are included in the Bonus Column in the Summary Compensation Table.

(9)	Represents annual bonus compensation for 2011 based on current annual salary and targets. The Threshold amount represents the guaranteed portion of 2011 target bonus under the retention program.

(10)	Represents annual bonus compensation for 2012 based on current annual salary and targets. The Threshold amount represents the guaranteed portion of 2012 target bonus under the retention program.

(11)	Represents total retention program compensation payable to the executive over a three-year period beginning July 1, 2010 through June 30, 2013. Payments made are included in Non-Equity Incentive Compensation Plan Compensation column in the Summary Compensation Table. Amounts paid in 2010 are included in the Bonus column in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Named Executive Officers at December 31, 2010:

	Options Awards					Stock Awards
			Equity	Option			Value of
			Incentive	Exercise	Options		Unvested
	#	#	Plan #	Price	Expiration	#	Stock
Name	Exercisable	Unexercisable	Unearned	($)	Date	Unvested	Awards ($)

Phillip J. Hildebrand(1)	202,660	303,990	—	15.43	09/21/2019	363,059	3,358,296
Steven P. Erwin	—	—	—	—	—	—	—
K. Alec Mahmood(2)	—	150,000	—	7.00	06/29/2020	100,000	925,000
Kenneth J. Fasola(3)	18,750	356,250	—	7.34	09/27/2020	200,000	1,850,000
Jack V. Heller(2)	—	150,000	—	7.00	06/29/2020	150,000	1,387,500
B. Curtis Westen	—	—	—	—	—	—	—
Anurag Chandra(4)	167,195	—	—	24.00	10/31/2011	—	—

(1)	Under the terms of Mr. Hildebrand’s stock option awards and Transition Agreement, 25,333 options vested on March 4, 2011 and 126,663 options vested when Mr. Hildebrand’s employment with the Company ended on April 1, 2011. The remaining 151,995 stock options were forfeited upon his termination. Under the terms of Mr. Hildebrand’s Restricted Share Agreement and Transition Agreement, 27,487 restricted shares vested on March 4, 2011, 8,652 shares vested on March 29, 2011, and 148,967 vested upon his termination. The remaining 177,953 restricted shares were forfeited upon his termination. All outstanding vested stock options will remain exercisable for one year after Mr. Hildebrand’s termination.

(2)	The stock options and restricted shares vest in equal 20% installment on each of the first five anniversaries of the grant date and vest in full upon a change of control.

(3)	Mr. Fasola’s stock options vest in twenty equal quarterly installments with the first vesting occurring on December 31, 2010. Mr. Fasola’s restricted shares vest in twenty equal quarterly installments with the first vesting occurring December 31, 2010, provided the Company achieves an “Adjusted EBITDA” of $5.0 million in at least one fiscal quarter prior to the first anniversary of the grant date. If the performance hurdle is satisfied after any such restricted shares would have otherwise vested (if the passage of time was the only vesting requirement), the portion of the restricted shares that would have vested will vest on the date the satisfaction of the performance hurdle. The first vesting of Mr. Fasola’s restricted shares occurred on March 17, 2011, upon certification by the Compensation Committee that the performance hurdle had been satisfied as of December 31, 2010.

(4)	Mr. Chandra was employed through October 31, 2010. The outstanding stock options will remain exercisable through October 31, 2011 and if not exercised will be forfeited.

Option Exercises and Stock Vested

The following table summarizes exercises of stock options and vesting of restricted shares for the Named Executive Officers during 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Phillip J. Hildebrand	—	—	235,705	2,852,294
Steven P. Erwin	—	—	—	—
K. Alec Mahmood	—	—	—	—
Kenneth J. Fasola	—	—	—	—
Jack V. Heller	—	—	—	—
B. Curtis Westen	—	—	—	—
Anurag Chandra	—	—	174,128	1,964,137

Benefits in Connection with Termination of Employment

The Company is party to agreements with each of Messrs. Hildebrand, Fasola, Heller, Mahmood, and Westen that provide severance benefits as of December 31, 2010. The agreements provide for the following benefits in connection with a termination of employment.

Pursuant to Mr. Hildebrand’s transition agreement, if his employment is terminated by the Company without Cause (as defined in each agreement) or by the executive for Good Reason (as defined in each agreement), subject to the executive’s execution and non-revocation of a release of claims, the executive will be entitled to the following payments and benefits:

•	$2.8 million, payable in equal installments paid beginning the 65th day following the termination of his employment and ending on the first anniversary of his termination;

•	a pro-rata annual bonus for the year of termination of employment;

•	to the extent then unvested, the executive’s initial long-term incentive award will vest and be transferred to him on September 8, 2012;

•	to the extent then unvested, the executive’s 2009 long-term incentive award will vest and be paid to him on June 4, 2012;

•	12 months of continued health and life insurance benefits and continued use of the corporate membership in the club previously designated by Mr. Hildebrand until the earlier of the divestiture of the club membership and the first anniversary of the resignation date;

•	the number of unvested stock options and restricted shares that would have vested between the date of termination of employment and June 4, 2012 will vest on the date of termination of employment and all vested outstanding stock options will remain exercisable until the earlier of the first anniversary of the date of termination of employment or the expiration of the original term of the stock options;

•	if the termination occurs in connection with a change of control, the equity awards granted to Mr. Hildebrand will be treated as if they had fully vested as of the date of the change of control; and

•	payment of $75,000 for relocation benefits.

If Mr. Fasola’s employment is terminated by the Company without Cause, by Mr. Fasola for Good Reason or due to death or Disability (as defined in Fasola’s employment agreement), subject to the executive’s execution and non-revocation of a release of claims, the executive will be entitled to the following payments and benefits:

•	an amount equal to the sum of (i) one year of base salary and (ii) one times Mr. Fasola’s target bonus for the year of termination, payable in equal installments over a one year period (or in a lump sum within 30 days following the date of his termination if the termination occurs within two years following a change of control);

•	if the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata bonus, based upon the achievement of the applicable performance goals and the number of days Mr. Fasola was employed in the applicable performance period;

•	12 months of continued health and life insurance benefits;

•	the portion of any outstanding equity awards which vests solely based on time/service that would have vested if Mr. Fasola had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination; and

•	if Mr. Fasola’s employment is terminated without Cause or for Good Reason less than 18 months after his start date, he will be entitled to relocation back to Minneapolis, Minnesota on the same terms as he was relocated to the Dallas/Ft. Worth area.

In addition, if Mr. Fasola’s employment is terminated without Cause or for Good Reason (i) after a definitive agreement is entered into which will result in a change of control (provided such agreement results in a change of control) or (ii) within six months prior to a change of control, each outstanding equity award will be treated as if it had fully vested as of the date of the change of control.

If Mr. Heller’s employment is terminated by the Company without Cause or by the executive for Good Reason, subject to the executive’s execution and non-revocation of a release of claims, Mr. Heller will be entitled to an amount equal to the sum of (i) one years’ base salary and (ii) one times his target bonus for the year of termination, (iii) 12 months of continued health and life insurance benefits and (iv) a portion of his target bonus for the year of termination of employment in an amount equal to 100% of his target bonus on a pro-rata, payable in equal installments over a one year period. In addition, the portion of any outstanding equity awards which vests solely based on time/service that would have vested if Mr. Heller had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination.

If Mr. Mahmood’s employment is terminated by Company without Cause or by the executive for Good Reason, subject to the executive’s execution and non-revocation of a release of claims, Mr. Mahmood will be entitled to a severance payment equal to the sum of (i) one years’ base salary and (ii) a portion of his target bonus for the year of termination of employment in an amount equal to 100% of his target bonus on a pro-rata basis, payable in 12 equal monthly installments. In addition, the portion of any outstanding equity awards which vests solely based on time/service that would have vested if Mr. Mahmood had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination.

Mr. Westen’s employment agreement expired December 31, 2010; however, he entered into a new employment agreement, effective January 1, 2011, that provides for (i) a pro-rata bonus, a portion of which is guaranteed and a portion of which is based on achievement of the applicable performance goals, pro-rated based on the number of days that Mr. Westen was employed during the applicable performance period and (ii) a pro-rata portion of Mr. Westen’s quarterly retention payment that is provided under his new employment agreement, vested based on the number of days that Mr. Westen was employed during the applicable quarter.

Mr. Erwin’s employment agreement expired on December 31, 2010 and it provided for a pro-rata bonus, based upon the achievement of the applicable performance goals and the number of days the executive was employed in the applicable performance period upon separation from the Company. Mr. Erwin was employed with the Company through December 31, 2010 and he is not entitled to any additional severance benefits in connection with his separation from the Company.

Mr. Chandra was employed through October 31, 2010 and, following his execution and non-revocation of a release of claims, he was entitled to the following benefits pursuant to the terms of his employment agreement:

•	$1.0 million payable in equal installments over the one-year period following his last day of employment with the Company;

•	full payment of his $1.0 million retention award within 30 days of his termination of employment with the Company;

•	an annual bonus determined based on actual performance for 2010, pro-rated based on the portion of 2010 that Mr. Chandra was employed by the Company;

•	a payment of $33,333.33 representing the vested portion of the 2009 LTIP Award;

•	12 months of continued health and life insurance benefits; and

•	all outstanding equity awards vest in accordance with their current terms.

Each of the executives, except for Mr. Mahmood and Mr. Chandra, is entitled to a gross-up for any taxes imposed under the so-called “golden parachute” excise tax of Section 4999 of the Code, unless the executive’s parachute payments do not exceed 110% of the executive’s “safe harbor” in which case the executive’s payments will be reduced such that the executive is not subject to the tax. In addition, while employed by the Company and for one year following his termination of employment, each of the executives is subject to certain non-competition and/or non-solicitation restrictions and will be subject to ongoing confidentiality restrictions. If the executives breach the non-compete, the non-solicitation or confidentiality covenants in the agreement, the Company will not be obligated to make additional payments of the cash severance described above or the pro-rata bonus and will not be obligated to provide him and his eligible dependents with any continued health and life insurance benefits and the executives will be required to pay back to the Company any cash severance amounts or pro-rata bonus amounts previously paid to them.

Potential Payments upon Termination or Change-in-Control

Assuming each Named Executive Officer was terminated on December 31, 2010 (except Mr. Chandra, whose employment ended on October 31, 2010) and that the fair market value of the Company’s Common Stock was $9.25 as of December 31, 2010, then these Named Executive Officers would be entitled to the following payments upon termination of employment or change of control:

	Termination without			Voluntary
	Cause or for	Termination for	Death,	Termination
	Good Reason	Change of Control	Disability	or Retirement

Phillip J. Hildebrand(1)
Severance(2)	2,800,000	2,800,000	2,800,000	2,800,000
Pro-Rata Bonus(3)	693,440	693,440	693,440	693,440
2009 Cash LTIP(4)	1,200,000	1,200,000	1,200,000	1,200,000
Acceleration of Restricted Stock(5)	1,712,230	1,712,230	1,712,230	1,712,230
Dividends on Restricted Stock(6)	729,318	729,318	729,318	729,318
Acceleration of Stock Options(7)	—	—	—	—
Tax gross-up(8)	70,560	70,560	70,560	70,560
Relocation Expenses(9)	75,000	75,000	75,000	75,000
Club Membership(10)	16,700	16,700	16,700	16,700
Life, Health & Other Benefits(11)	1,320	1,320	1,320	1,320

	7,298,568	7,298,568	7,298,568	7,298,568

Steven P. Erwin (12)
Pro-Rata Bonus(3)	227,535	227,535	227,535	227,535
2008 Cash LTIP(4)	88,667	88,667	88,667	88,667

	316,202	316,202	316,202	316,202

K. Alec Mahmood
Severance(2)	400,000	400,000	—	—
Pro-Rata Bonus(3)	100,020	100,020	—	—
Retention Payments(13)	—	284,375	—	—
Acceleration of Restricted Stock(5)	185,000	925,000	185,000	—
Acceleration of Stock Options(7)	67,500	337,500	67,500	—

	752,520	2,046,896	252,500	—

Kenneth J. Fasola
Severance(2)	1,400,000	1,400,000	1,400,000	—
Pro-Rata Bonus(3)	203,704	203,704	203,704	203,704
Relocation Benefits(9)	75,000	75,000	75,000	—
Life, Health & Other Benefits(11)	13,605	13,605	13,605	—
Acceleration of Restricted Stock(5)	370,000	1,850,000	370,000	—
Acceleration of Stock Options(7)	143,250	716,250	143,250	—

	2,205,559	4,258,559	2,205,559	203,704

Jack V. Heller
Severance(2)	700,000	700,000	—	—
Pro-Rata Bonus(3)	137,284	137,284	—	—
Retention Payments(13)	—	50,000	—	—
Life, Health & Other Benefits(11)	13,591	13,591	—	—
Acceleration of Restricted Stock(5)	277,500	1,387,500	277,500	—
Acceleration of Stock Options(7)	67,500	337,500	67,500	—

	1,195,875	2,586,611	345,000	—

B. Curtis Westen
Pro-Rata Bonus(3)	205,865	205,865	205,865	—
2009 Cash LTIP(4)	33,333	100,000	33,333	33,333

	239,198	305,865	239,198	33,333

Anurag Chandra (14)
Severance(2)	1,000,000	—	—	—
Pro-Rata Bonus(3)	248,418	—	—	—
2009 Cash LTIP(4)	33,333	—	—	—
Acceleration of Restricted Stock(5)	592,305	—	—	—
Dividends on Restricted Stock(6)	258,437	—	—	—
Acceleration of Stock Options(7)	—	—	—	—

	2,132,493	—	—	—

(1)	Mr. Hildebrand remained employed with the Company through April 1, 2011.

(2)	Represents one times base salary for Mr. Mahmood and one time base salary and one times target bonus for all others.

(3)	Represents unpaid pro rata portion of the 2010 bonus. This amount is included in 2010 income in the Summary Compensation Table.

(4)	For Mr. Hildebrand, the amount represents $400,000 in vested benefits and $800,000 of benefits that accelerated upon Mr. Hildebrand’s termination on April 1, 2011. For Messrs. Erwin and Chandra, the amount represents the vested portion of the award; unvested portions of the awards were forfeited when the employment of these executives ended. For Mr. Westen, the amount represents the vested portion of the award. A change of control accelerates vesting of Mr. Westen’s 2009 cash LTIP award. All vested amounts have been included in income in the Summary Compensation Table in the year vested.

(5)	Represents the value of restricted shares that have or will accelerate vesting upon termination at December 31, 2010 or in the case of Mr. Chandra the date of vesting.

(6)	Represents dividends payable on restricted shares that have or will vest upon termination.

(7)	Represents the intrinsic value of stock options that accelerate vesting upon a termination event. The stock options of Messrs. Hildebrand and Chandra are “under water” and have no value at December 31, 2010.

(8)	Represents estimated tax gross-up for accelerated vesting on Mr. Hildebrand’s Special Restricted Shares and the club membership.

(9)	Represents relocation benefits payable upon a termination event.

(10)	Mr. Hildebrand is entitled to use the Company’s corporate club membership until the end of the termination benefits payment period or cancellation of the club membership by the Company under his Transition Agreement.

(11)	Represents the Company-portion of the benefits payable after termination.

(12)	Mr. Erwin remained employed with the Company through December 31, 2010.

(13)	Pursuant to the terms of the retention program, retention payments vest upon a change of control and certain qualifying terminations of employment during the 6 months following the change of control. The retention payments are subject to offset by the amount of any severance paid to the executive; provided, however, that to the extent that such offset is not permitted by applicable law, the amounts reflected above may be greater.

(14)	Mr. Chandra remained employed with the Company through October 31, 2010. Termination benefits represent the actual amounts payable under Mr. Chandra’s employment agreement. All amounts, excluding the $592,305 relating to his accelerated Restricted Stock, are included in the All Other Compensation column in the Summary Compensation Table.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2011 (except as noted) with respect to the Common Stock ownership of (a) each person known by management to own beneficially five percent or more of the Company’s Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

	Common	Percent of	Percent of	Percent of
	Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Five Percent (5%) Holders:
Blackstone Investor Group	16,486,486.4865	57.2%	—	51.7%
c/o The Blackstone Group
345 Park Avenue , New York, NY 10154
Goldman Sachs Investor Group	6,756,756.7567	23.4%	—	21.2%
c/o Goldman Sachs & Co.
200 West Street, 28th Floor, New York, NY 10282
DLJ Investor Group	3,378,378.3784	11.7%	—	10.6%
c/o DLJ Merchant Banking Partners
One Madison Avenue , New York, New York 10010
Trustees under the HealthMarkets InVest	3,216,975.0000	1.1%	94.9%	10.1%
Stock Ownership Plan(2)
c/o HealthMarkets, Inc.
9151 Boulevard 26, North Richland Hills, TX 76180
Named Executive Officers and Directors:
Phillip J. Hildebrand	804,767.0000	2.8%	—	2.5%
Steven P. Erwin(3)	13,981.0000	0.0%	—	0.0%
K. Alec Mahmood(4)	100,000.0000	0.3%	—	0.3%
Kenneth J. Fasola(5)	316,200.0000	1.1%	—	1.0%
Jack V. Heller	178,180.0000	0.5%	0.9%	0.6%
B. Curtis Westen	—	—	—	—
Anurag Chandra(6)	284,686.0000	1.0%	—	0.9%
Chinh E. Chu	—	—	—	—
Jason K. Giordano	—	—	—	—
Adrian M. Jones	—	—	—	—
Mural R. Josephson	3,243.0000	0.0%	—	0.0%
David K. McVeigh	—	—	—	—
Neal Pomroy(7)	—	—	—	—
Sumit Rajpal(8)	—	—	—	—
Steven J. Shulman	25,675.0000	0.1%	—	0.1%
Ryan M. Sprott(9)	—	—	—	—
All executive officers and directors (15 individuals as a group)	1,826,732.0000	6.2%	0.9%	5.7%

(1)	Includes in each case shares that the holder may obtain upon exercise of options exercisable within 60 days of March 31, 2011.

(2)	Represents vested shares of common stock held by participants in the Company’s InVest Stock Ownership Plan which became effective January 1, 2010 (the “ISOP”).

(3)	Mr. Erwin stepped down as the Company’s Executive Vice President and Chief Financial Officer effective October 1, 2010 and remained employed through December 31, 2010.

(4)	Mr. Mahmood was elected Chief Operating Officer effective October 1, 2010

(5)	Mr. Fasola was elected on September 27, 2010

(6)	Mr. Chandra stepped down as the Company’s Executive Vice President and Chief Operating Officer effective September 27, 2010 and remained employed through October 31, 2010.

(7)	Mr. Pomroy was elected on April 21, 2010.

(8)	Mr. Rajpal did not stand for re-election to the Board for 2011-12.

(9)	Mr. Sprott resigned effective April 14, 2010.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information with respect to shares of the Company’s Class A-1 and Class A-2 common stock that may be issued under HealthMarkets’ equity compensation plans as of December 31, 2010:

			Number of Securities
			Remaining Available for
			Future Issuance under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	2,445,384	$11.19	694,977
Equity compensation plans not Approved by security holders(2)	2,812,818	N/A	4,661,713

Total	5,258,202	$5.21	5,356,690

(1)	Includes stock options on Class A-1 common shares outstanding and available for issuance under the 2006 Plan.

(2)	Includes 744,894 Class A-1 common shares to be issued and 1,064,151 Class A-1 shares available for future issuance to designated employees under the ISOP. Also includes 2,067,924 Class A-2 common shares to be issued and 3,597,562 Class A-2 common shares available for future issuance to independent agents under the ISOP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive and certain other officers, and any persons holding more than ten percent of the Company’s Common Stock, are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”). Specific due dates for these reports have been established and the Company is required to report in this Information Statement any failure to file by these dates during 2010. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, and except as otherwise stated in this paragraph, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On April 5, 2006, the Company completed a merger providing for the acquisition of the Company by affiliates of a group of Private Equity Investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. At March 31, 2011, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners held approximately 52.4%, 21.5%, and 10.8%, respectively, of the Company’s outstanding equity securities.

Certain members of the Board of Directors of the Company are affiliated with the Private Equity Investors. In particular, Chinh E. Chu, Jason K. Giordano and David K. McVeigh serve as a Senior Managing Director, Principal and Executive Director, respectively, in the Corporate Private Equity group of The Blackstone Group, Adrian M. Jones serves as a Managing Director of Goldman, Sachs & Co., and R. Neal Pomroy is a Partner and Managing Director and Global Operating Partner of DLJ Merchant Banking Partners.

The Company maintains written policies and procedures for review and approval of related party transactions. These policies provide that any material transaction entered into between the Company and any related party shall be valid for all purposes if such transaction is assessed to be fair to the Company and is approved in advance by a majority of the Company’s disinterested outside directors. Material transactions are defined as any arrangement, contract or transaction involving payments by or from the Company equal to or greater than $250,000 (in any twelve month period) or $1.0 million (over the term of such arrangement, contract or transaction). Related parties are defined as any person or entity that is an affiliate of the Company or any entity in which an affiliate of the Company has a 5% or greater equity interest. Affiliates of the Company are persons or entities controlled by, controlling, or under common control with, the Company, including directors and officers of the Company and their immediate family members.

Set forth below is a summary description of all material transactions between the Company and the Private Equity Investors and all other parties related to the Company. The Company believes that the terms of all such transactions with all related parties are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

Transactions with the Private Equity Investors

Transaction and Monitoring Fee Agreements

At the closing of the Merger, the Company entered into separate Transaction and Monitoring Fee Agreements with advisory affiliates of each of the Private Equity Investors, whereby the advisory affiliates agreed to provide to the Company ongoing monitoring, advisory and consulting services, for which the Company agreed to pay to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners an annual monitoring fee in an amount equal to $7.7 million, $3.2 million and $1.6 million, respectively. The annual monitoring fees are, in each case, subject to an upward adjustment in each year based on the ratio of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) in such year to consolidated EBITDA in the prior year, provided that the aggregate monitoring fees paid to all advisors pursuant to the Transaction and Monitoring Fee Agreements in any year shall not exceed the greater of $15.0 million or 3% of consolidated EBITDA in such year. The Company paid aggregate annual monitoring fees of $15.0 million for 2010, which included an initial payment of $12.5 million in January 2010 and an additional payment of $2.5 million (representing an upward adjustment) in April 2010. Aggregate monitoring fees of $12.5 million for 2011 were paid in January 2011.

Group Purchasing Organization

The Company participates in a group purchasing organization (“GPO”) that acts as the Company’s agent to negotiate with third party vendors the terms upon which the Company will obtain goods and services in various designated categories that are used in the ordinary course of the Company’s business. On behalf of the various participants in its group purchasing program, the GPO extracts from such vendors pricing terms for such goods and service that are believed to be more favorable than participants could obtain for themselves on an individual basis. In consideration for such favorable pricing terms, each participant has agreed to obtain from such vendors not less than a specified percentage of the participant’s requirements for such goods and services in the designated categories. In connection with purchases by participants, the GPO receives a commission from the vendor in respect of such purchases. In consideration of The Blackstone Group’s facilitating the Company’s participation in the GPO and in monitoring the services that the GPO provides to the Company, the GPO has agreed to remit to an affiliate of The Blackstone Group a portion of the commission received from vendors in respect of purchases by the Company under the GPO purchasing program. The Company’s participation during 2010 was nominal with respect to purchases by the Company under the GPO purchasing program in accordance with the terms of this arrangement.

Registration Rights Agreement

The Company is a party to a registration rights and coordination committee agreement, dated as of April 5, 2006 (the “Registration Rights Agreement”), with the investment affiliates of each of the Private Equity Investors, providing for demand and piggyback registration rights with respect to the Class A-1 Common Stock. Certain management stockholders are also expected to become parties to the Registration Rights Agreement. Following an initial public offering of the Company’s stock, the Private Equity Investors affiliated with The Blackstone Group will have the right to demand such registration under the Securities Act of its shares for public sale on up to five occasions, the Private Equity Investors affiliated with Goldman Sachs Capital Partners will have the right to demand such registration on up to two occasions, and the Private Equity Investors affiliated DLJ Merchant Banking Partners will have the right to demand such registration on one occasion. No more than one such demand is permitted within any 180-day period without the consent of the board of directors of the Company.

In addition, the Private Equity Investors have, and, if they become parties to the Registration Rights Agreement, the management stockholders will have, so-called “piggy-back” rights, which are rights to request that their shares be included in registrations initiated by the Company or by any Private Equity Investors. Following an initial public offering of the Company’s stock, sales or other transfers of the Company’s stock by parties to the Registration Rights Agreement will be subject to pre-approval, with certain limited exceptions, by a Coordination Committee that will consist of representatives from each of the Private Equity Investor groups. In addition, the Coordination Committee shall have the right to request that the Company effect a “shelf” registration.

Investment in Certain Funds Affiliated with the Private Equity Investors

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by Mid-West National Life Insurance Company of Tennessee in Goldman Sachs Real Estate Partners, L.P., a commercial real estate fund managed by an affiliate of Goldman Sachs Capital Partners. The Company has committed such investment to be funded over a series of capital calls. During 2009, the Company’s original commitment was reduced by $2.0 million, to $8.0 million. During 2010, the Company’s commitment was reduced by an additional $1.6 million, to $6.4 million. As of December 31, 2010, the Company had made contributions totaling $4.8 million, of which $1.2 million was funded during 2010. At December 31, 2010, the Company had a remaining commitment to Goldman Sachs Real Estate Partners, L.P. of $1.6 million. During 2010, the Company received no capital distributions from Goldman Sachs Real Estate Partners, L.P.

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by The MEGA Life and Health Insurance Company in Blackstone Strategic Alliance Fund L.P., a hedge fund of funds managed by an affiliate of The Blackstone Group. The Company has committed such investment to be funded over a series of capital calls. As of December 31, 2010, the Company had made contributions totaling $9.1 million, of which $1.7 million was funded during 2010. At December 31, 2010, the Company had a remaining commitment to Blackstone Strategic Alliance Fund L.P. of $806,000. During 2010, the Company received no capital distributions from Blackstone Strategic Alliance Fund L.P.

Special Cash Dividend

In connection with the special cash dividend in the amount of $3.94 per share declared on February 25, 2010 and payable on March 9, 2010, affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and Credit Suisse-DLJ Merchant Banking Partners received cash dividends in the amount of $65.0 million, $26.6 million and $13.3 million, respectively.

Other

From time to time, the Company may obtain goods or services from parties in which the Private Equity Investors hold an equity interest. During 2010, the Company held several events at a hotel in which an affiliate of The Blackstone Group holds an equity interest. During 2010, in connection with these events, the Company paid the hotel approximately $3.6 million. Additionally, employees of the Company traveling on business may also, from time to time, receive goods or services from entities in which the Private Equity Investors hold an equity interest.

AUDIT COMMITTEE REPORT

During 2010, the Audit Committee consisted of three directors. The Audit Committee operates under a written charter. On August 2, 2007, the Committee reviewed its charter and, after assessing the adequacy thereof, approved an amended Charter.

The Audit Committee held four (4) meetings in 2010. The meetings facilitated communication with senior management and employees, the Company’s internal auditor and KPMG LLP, the Company’s independent registered public accounting firm. The Committee held discussions with the internal auditor and independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and the Committee is responsible for the oversight of the scope of the independent registered public accounting firm’s role and the determination of its compensation. The Committee regularly evaluates the performance and independence of the Company’s independent registered public accounting firm and, in addition, has reviewed and pre-approved all services provided by KPMG LLP during 2010.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Committee has met and held discussions with management and representatives of KPMG LLP regarding the fair and complete presentation of the Company’s financial results, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has reviewed and discussed with the Company’s management and representatives of KPMG LLP the annual audited and quarterly unaudited consolidated financial statements of the Company for the 2010 fiscal year (including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and each of the Company’s Quarterly Reports on Form 10-Q filed during 2010).

The Committee has also reviewed with representatives of KPMG LLP such matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, Communications with Audit Committee. In addition, the Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the registered public accounting firm’s independence. The Audit Committee has also received a written report from KPMG LLP regarding its independence and other matters. The Audit Committee has determined that the provision of non-audit services should not compromise KPMG LLP’s independence.

The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of the Company’s consolidated financial statements. The Company’s Annual Report on Form 10-K included management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, but did not include an attestation report of KPMG. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to an exemption from the auditor attestation requirement for non-accelerated filers that permits the Company to provide only management’s report in this annual report.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Committee has selected and appointed the Company’s independent registered public accounting firm, subject to stockholder ratification.

Mural R. Josephson, Chairman	Jason K. Giordano
Steven J. Shulman	Phillip J. Hildebrand (effective April 1, 2011)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG LLP to audit HealthMarkets’ consolidated financial statements for 2010, HealthMarkets and its affiliates retained KPMG LLP and other accounting and consulting firms to provide advisory, auditing and consulting services in 2010. The Company understands the need for KPMG LLP to maintain objectivity and independence in its audit of the Company’s consolidated financial statements. To minimize relationships that could appear to impair the objectivity of KPMG LLP, the HealthMarkets Audit Committee has restricted the non-audit services that KPMG LLP may provide to HealthMarkets primarily to tax services and merger and acquisition due diligence and audit services, and the Audit Committee has determined that HealthMarkets will obtain non-audit services from KPMG LLP only when the services offered by KPMG LLP are more effective or economical than comparable services available from other service providers.

The Audit Committee Charter provides that the Committee shall approve all non-audit engagement fees and terms with the independent registered public accounting firm and all other compensation to be paid to the independent registered public accounting firm. The Committee has the authority to delegate pre-approvals of non-

audit services to a single member of the Audit Committee, and the Chairman of the Committee has been authorized to pre-approve non-audit services up to $75,000 for any one transaction, not to exceed an aggregate of $250,000 in any one year. Fees for non-audit services exceeding these amounts must be approved by the full Committee. As a matter of policy the Chairman requests the Committee to ratify his approval of the non-audit fees at the next quarterly meeting.

In determining the appropriateness of a particular non-audit service to be performed by the independent registered public accounting firm, the Audit Committee shall consider whether the service facilitates the performance of the audit, improves the Company’s financial reporting process or is otherwise in the public interest.

The aggregate fees billed for professional services by KPMG LLP in 2010 and 2009 were as follows:

	2010	2009

Audit Fees	$1,378,000	$1,797,000
Audit-Related Fees	—	—
All Other Fees	—	—

Total	$1,378,000	$1,797,000

For purposes of the table above, “audit fees” are fees that the Company paid to KPMG LLP for the audit of the Company’s consolidated financial statements included in HealthMarkets’ Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” represent fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; and “all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first two categories. All fees in each fee category were approved by the Company’s Audit Committee.

PROPOSAL 2

PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION

The Company is seeking approval of a Certificate of Amendment to the Certificate of Incorporation of HealthMarkets, Inc. in order to amend Article V, Section 3 of the Certificate of Incorporation. Article V, Section 3 of the Certificate of Incorporation provides that in addition to any other approval required, the Company shall not take or facilitate certain specified actions (the “Specified Actions”) without an approval of the Board of Directors that includes certain directors (“Investor Directors”) nominated or designated by each Private Equity Investor Group (the “Investor Groups”). The current Certificate of Incorporation provides that for so long as there are at least two Investor Groups that are not Non-Qualifying Investor Groups (defined an Investor Group whose ownership of shares of Class A-1 Common Stock is less than the greater of (i) five percent of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger and (ii) three percent of the then-outstanding shares of Class A-1 Common Stock), the Company shall not take or facilitate any Specified Action without an approval of Investor Directors nominated or designated by at least two of the Investor Groups.

The Company’s Board of Directors has unanimously approved an amendment to the Investor Director-approval requirements for Specified Actions set forth in Article V, Section 3 of the Certificate of Incorporation and has recommended approval of such amendment by the Company’s stockholders. As amended, Article V, Section 3 of the Certificate of Incorporation would provide, in addition to any other approval required, that the Company shall not take or facilitate any Specified Action without an approval of the Board of Directors that includes (1) for so long as all three Investor Groups are not Non-Qualifying Investor Groups, the approval of at least 80% of the Investor Directors (where, for the purposes of giving such approval, the Blackstone Directors shall collectively have 3 votes, the Investor Directors nominated by the GS Investor Group shall collectively have 1 vote and the Investor Directors nominated by the DLJ Investor Group shall collectively have 1 vote) or (2) for so long as the Blackstone Investor Group is not a Non-Qualifying Investor Group and there are less than three Investor Groups that are not Non-Qualifying Investor Groups, the approval of the Blackstone Directors. As amended, Article V, Section 3 would also add a clarifying statement that in the event the Blackstone Investor Group becomes a Non-Qualifying Investor Group, Article V, Section 3 shall be void and of no effect, which would have the effect of eliminating the Investor Director-approval requirements for Specified Actions. The Company does not believe that this amendment could discourage or hinder efforts by other parties to obtain control of the Company, thereby having an anti-takeover effect, and this is not the intent of our Board of Directors in proposing and approving the amendment. The amendment is not being proposed in response to any known threat to acquire control of the Company.

The proposed amendment to the Company’s Certificate of Incorporation, amending Article V, Section 3, appears below. The language with a “strike through” below represents language proposed to be removed and the language that is underlined below represents language proposed to be added:

Section 3. (a) In addition to any other approval required, the Corporation shall not, and shall cause its Subsidiaries not to, take any of the following actions or facilitate any of the following actions without an approval of the Board that includes (1) for so long as all three Investor Groups are not Non-Qualifying Investor Groups, the approval of at least 80% of the Investor Directors (where, for the purposes of giving such approval, the Blackstone Directors shall collectively have 3 votes, the Investor Directors nominated by the GS Investor Group shall collectively have 1 vote and the Investor Directors nominated by the DLJ Investor Group shall collectively have 1 vote) or (2) for so long as the Blackstone Investor Group is not a Non-Qualifying Investor Group and there are ~~at least two~~ less than three Investor Groups that are not Non-Qualifying Investor Groups, the approval of ~~Investor Directors nominated or designated by at least two of the Investor Groups~~ the Blackstone Directors:

(i) in the case of the Corporation entering into any merger, consolidation or other business combination, reorganization, or liquidation or consummation of a similar transaction (other than any such transaction between or among the Corporation and one or more wholly-owned (directly or indirectly) Subsidiaries of the Corporation, which transactions would not adversely affect the rights of any Investor Group);

(ii) acquiring or disposing of (in each case, including by merger, business combination, reorganization or other similar transaction), in a single transaction or a series of related transactions, any business or assets for consideration having a value (valuing any non-cash consideration at fair market value as determined by the Board in good faith) in excess of 20% of the fair market value of the total assets of the Corporation and its Subsidiaries, taken as a whole, as of immediately prior to such transaction or series of transactions (as determined by the Board in good faith);

(iii) (A) incurring any indebtedness for borrowed money or issuing any debt securities (other than indebtedness or debt securities owed between or among the Corporation and/or one or more wholly-owned Subsidiaries) or (B) issuing to any third party any preferred stock (1) that the Corporation is required on a date certain, or can be required by the holder at the option of the holder, to redeem or repurchase, or with respect to which the Corporation is required to pay cash dividends or (2) of a type other than the types of preferred stock set forth in clause (1), to the extent that the aggregate liquidation value of all such preferred stock described in this clause (2) exceeds $50 million in the aggregate, if, in the cases of either of clause (A) or (B) and in the aggregate for all transactions described in clauses (A) and (B), the amount of such new indebtedness or the liquidation value of such preferred stock exceeds 20% of the fair market value of the total assets of the Corporation and its Subsidiaries, taken as a whole, as of immediately prior to such incurrence or issuance (as determined by the Board in good faith);

(iv) entering into or effecting any agreement or transaction between or among the Corporation and/or any of its Subsidiaries, on the one hand, and any Affiliates of either the Corporation or any Stockholder, on the other hand, other than DE MINIMIS transactions on arm’s length terms; and

(v) effecting any amendment to this Certificate of Incorporation or the Bylaws with the purpose or effect of facilitating any actions referred to in clauses (i)-(iv) or that otherwise would directly conflict with the terms of the Stockholders Agreement.

(b) For the avoidance of doubt, in the event the Blackstone Investor Group becomes a Non-Qualifying Investor Group, this Article V, Section 3 shall be void and of no effect.

The proposed Certificate of Amendment to the Certificate of Incorporation of HealthMarkets, Inc. is set forth as Exhibit A to this Information Statement. Stockholders are encouraged to review Exhibit A in its entirety.

This amendment to the Company’s Certificate of Incorporation has been requested by the Company’s Investor Groups who, as of March 31, 2011, held approximately 85% of the Company’s total common stock. The affirmative vote of a majority of the outstanding shares of common stock is needed to ratify this amendment to the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE “FOR” ADOPTION OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION, AS DESCRIBED ABOVE.

PROPOSAL 3

PROPOSAL TO RATIFY THE APPOINTMENT OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Delaware law does not require that the selection by the Audit Committee of the Company’s independent registered public accounting firm be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit the Audit Committee’s selection to the stockholders for their approval and to abide by the result of the stockholders’ vote. Subject to ratification by the stockholders, the Audit Committee reappointed the firm of KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2011. In recommending ratification by the stockholders of the appointment of KPMG LLP, the Board of Directors has satisfied itself as to that firm’s professional competence and standing. However, if the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain KPMG LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

OTHER BUSINESS

Neither the Board nor management is aware of any matters to be presented at the Annual Meeting other than those referred to in the Notice of Annual Meeting and this Information Statement.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Unless we indicate otherwise, proposals that stockholders intend to present at the next annual meeting of stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934 and must be received at the principal executive offices of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 no later than December 22, 2011, which is 120 days prior to the date of the first anniversary of the mailing of the Information Statement for our 2011 Stockholders Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

North Richland Hills, Texas
April 20, 2011

Exhibit A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
HEALTHMARKETS, INC.

HealthMarkets, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST, the name of the Corporation is HealthMarkets, Inc.

SECOND, the amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

THIRD, the Certificate of Incorporation of the Corporation is hereby amended as follows:

Article V, Section 3 of the Certificate of Incorporation is hereby amended to read as follows:

“Section 3. (a) In addition to any other approval required, the Corporation shall not, and shall cause its Subsidiaries not to, take any of the following actions or facilitate any of the following actions without an approval of the Board that includes (1) for so long as all three Investor Groups are not Non-Qualifying Investor Groups, the approval of at least 80% of the Investor Directors (where, for the purposes of giving such approval, the Blackstone Directors shall collectively have 3 votes, the Investor Directors nominated by the GS Investor Group shall collectively have 1 vote and the Investor Directors nominated by the DLJ Investor Group shall collectively have 1 vote) or (2) for so long as the Blackstone Investor Group is not a Non-Qualifying Investor Group and there are less than three Investor Groups that are not Non-Qualifying Investor Groups, the approval of the Blackstone Directors:

(i) in the case of the Corporation entering into any merger, consolidation or other business combination, reorganization, or liquidation or consummation of a similar transaction (other than any such transaction between or among the Corporation and one or more wholly-owned (directly or indirectly) Subsidiaries of the Corporation, which transactions would not adversely affect the rights of any Investor Group);

(ii) acquiring or disposing of (in each case, including by merger, business combination, reorganization or other similar transaction), in a single transaction or a series of related transactions, any business or assets for consideration having a value (valuing any non-cash consideration at fair market value as determined by the Board in good faith) in excess of 20% of the fair market value of the total assets of the Corporation and its Subsidiaries, taken as a whole, as of immediately prior to such transaction or series of transactions (as determined by the Board in good faith);

(iii) (A) incurring any indebtedness for borrowed money or issuing any debt securities (other than indebtedness or debt securities owed between or among the Corporation and/or one or more wholly-owned Subsidiaries) or (B) issuing to any third party any preferred stock (1) that the Corporation is required on a date certain, or can be required by the holder at the option of the holder, to redeem or repurchase, or with respect to which the Corporation is required to pay cash dividends or (2) of a type other than the types of preferred stock set forth in clause (1), to the extent that the aggregate liquidation value of all such preferred stock described in this clause (2) exceeds $50 million in the aggregate, if, in the cases of either of clause (A) or (B) and in the aggregate for all transactions described in clauses (A) and (B), the amount of such new indebtedness or the liquidation value of such preferred stock exceeds 20% of the fair market value of the total assets of the Corporation and its Subsidiaries, taken as a whole, as of immediately prior to such incurrence or issuance (as determined by the Board in good faith);

(iv) entering into or effecting any agreement or transaction between or among the Corporation and/or any of its Subsidiaries, on the one hand, and any Affiliates of either the Corporation or any Stockholder, on the other hand, other than DE MINIMIS transactions on arm’s length terms; and

(v) effecting any amendment to this Certificate of Incorporation or the Bylaws with the purpose or effect of facilitating any actions referred to in clauses (i)-(iv) or that otherwise would directly conflict with the terms of the Stockholders Agreement.

(b) For the avoidance of doubt, in the event the Blackstone Investor Group becomes a Non-Qualifying Investor Group, this Article V, Section 3 shall be void and of no effect.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by an authorized officer this           day of          , 2011.

By:
Name:
Title: